CONFIDENTIAL TREATMENT REQUESTED	Exhibit 2.1
[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

ASSET PURCHASE AGREEMENT

by and among

COLORADO LINING INTERNATIONAL, INC.,
JOHN B. HEAP,
PATRICK ELLIOTT, AND
RAVEN INDUSTRIES, INC.

Dated August 22, 2017

Exhibit 2.1

-i-

Exhibit 2.1

(continued)
-ii-

Exhibit 2.1

(continued)

9.9 Entire Agreement	50
9.10 Severability	51
9.11 No Strict Construction	51
9.12 Specific Performance	51
9.13 Waiver of Jury Trial	51
9.14 Failure or Indulgence not Waiver	51
9.15 Amendments 51	51

Exhibits
Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Escrow Agreement
Exhibit D-1	Form of Patent Assignment
Exhibit D-2	Form of Trademark Assignment
Exhibit D-3	Form of Domain Name Assignment
Exhibit E-1	Form of Lease Agreement (Colorado Facility)
Exhibit E-2	Form of Lease Agreement (Texas Facility)
Exhibit F-1	Form of Noncompetition Agreement (Seller)
Exhibit F-2	Form of Noncompetition Agreement (Elliott)
Exhibit F-3	Form of Noncompetition Agreement (Heap)

Disclosure Schedules
Schedule 2.1(b)	Equipment
Schedule 2.1(e)	Assumed Contracts
Schedule 2.1(f)	Business Intellectual Property Rights
Schedule 2.1(h)	Prepaid Items, Backlogs, Advances, Deposits
Schedule 2.1(l)	Leased Real Property
Schedule 2.1(m)	Other Assets
Schedule 2.2(f)	Excluded Assets
Schedule 2.11(a)(iii)	Consents, Waivers and Approvals
Schedule 2.12(a)(ii)	Buyer Products
Schedule 3.2	Equity Ownership
Schedule 3.4	Subsidiaries
Schedule 3.6	Consents
Schedule 3.7	Financial Statements; Undisclosed Liabilities
Schedule 3.10	Absence of Certain Developments
Schedule 3.11(a)	Compliance with Laws; Governmental Authorizations; Licenses
Schedule 3.12	Litigation
Schedule 3.14 (a)	Tax Returns
Schedule 3.14 (e)	Tax Filings
Schedule 3.14 (f)	Tax Legal Requirements
Schedule 3.14 (i)	S-Corporation Filings
Schedule 3.16 (a)	Employee Matters
Schedule 3.16 (c)	Employees
Schedule 3.16 (d)	Former Employees
Schedule 3.17 (b)	Employee Benefit Plans
Schedule 3.18(a)	Owned Intellectual Property
Schedule 3.18(d)	Infringement
Schedule 3.19	Material Contracts
-iii-

Exhibit 2.1

(continued)

Schedule 3.20	Insurance
Schedule 3.22	Affiliate Transactions
Schedule 3.24(a)	Suppliers
Schedule 3.24(b)	Customers
Schedule 3.25	Product Liability Claims
Schedule 3.26	Warranties
Schedule 5.2	Conduct of Business Prior to Closing
Schedule 5.5(f)	M&A Qualified Beneficiaries
Schedule 5.10(a)	Discontinued Products Policy
Schedule 8.2(a)(iv)	Specific Indemnities

-iv-

Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated August 22, 2017 (the “Effective Date”), is by and among Raven Industries, Inc., a South Dakota corporation (“Buyer”), Colorado Lining International, Inc., a Colorado corporation (“Seller”), Patrick Elliott, a resident of the State of Colorado (“Elliott”), and John B. Heap, a resident of the State of Colorado (“Heap,” together with Elliott, the “Seller Stockholders”). Buyer, Seller and Seller Stockholders are each referred to as a “Party” and, collectively, as the “Parties.”

RECITALS

A.    Seller is in the business of developing, manufacturing, converting, fabricating, installing and servicing flexible and specialty geosynthetic membranes and covers (the “Business Products”) used in the agricultural and energy industries (the “Business”).

B.    Seller wishes to sell, transfer, convey and assign to Buyer, and Buyer wishes to acquire and assume, the assets comprising the Business, upon the terms and subject to the conditions set forth herein.

C.    Seller Stockholders collectively own all of the outstanding capital stock of Seller, and will benefit financially from the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

ARTICLE I. DEFINITIONS

1.1    Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“125 Plan” has the meaning ascribed to such term in Section 3.17(a)(iii).

“401K Plan” has the meaning ascribed to such term in Section 5.5(c).

“Accounting Firm” has the meaning ascribed to such term in Section 2.9(c).

“Accounts Receivable” has the meaning ascribed to such term in Section 2.1(c).

“Acquired Assets” has the meaning ascribed to such term in Section 2.1.

“Acquisition Proposal” means, other than the transactions contemplated hereby, any inquiry, proposal, indication of interest or offer (whether written or oral) with respect to any direct or indirect: (a) purchase or sale of an Equity Interest (including by means of a tender or exchange offer) representing more than twenty-five percent (25%) of the voting power in Seller or any of its Subsidiaries; (b) merger, consolidation, other business combination, reorganization, recapitalization, share exchange, dissolution, liquidation or similar transaction involving Seller or any of its Subsidiaries; (c) purchase or sale of assets, businesses, securities or ownership interests (including the securities of any Subsidiary of the Seller) representing more than twenty-five percent (25%) of the net revenues, net income or net assets of the Business, taken as a whole, or of Seller and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, discussions and dealings with the holders of Indebtedness with respect to satisfying such

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission
-1

Exhibit 2.1

Indebtedness by Seller and its Subsidiaries shall not constitute an Acquisition Proposal, as long as such dealings do not involve the transfer of any of the Acquired Assets to such holders of Indebtedness.

“Action” means any suit, litigation, action, claim, recoupment effort, appeal, inquiry, investigation, cause of action, arbitration or other similar legal proceeding (whether in contract, tort or otherwise, whether at law or in equity and whether civil or criminal) by or before a Governmental Authority.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. The term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of Equity Interests, by Contract or otherwise.

“Affiliate Transactions” has the meaning ascribed to such term in Section 3.22.

“Agreement” has the meaning ascribed to such term in the Preamble.

“Allocation” has the meaning ascribed to such term in Section 5.7(d).

“Annual Financial Statements” has the meaning ascribed to such term in Section 3.7(a).

“Anti-corruption Laws” means any Legal Requirements relating to anti-bribery or anti-corruption (governmental or commercial) that apply to Seller or the Business, including Legal Requirements that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Governmental Authority, foreign Government Official, foreign government employee, state-owned entity employee or commercial entity to obtain or retain a business advantage.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed at Closing by Seller and Buyer. The form of Assignment and Assumption Agreement to be executed by Seller and Buyer is substantially in the form attached as Exhibit A.

“Assumed Contracts” has the meaning ascribed to such term in Section 2.1(e).

“Assumed Liabilities” has the meaning ascribed to such term in Section 2.3.

“Bill of Sale” means the Bill of Sale to be executed at Closing by Seller and Buyer. The form of Bill of Sale to be executed by the Seller and Buyer is substantially in the form attached as Exhibit B.

“Business” has the meaning ascribed to such term in the Recitals.

“Business Day” means any weekday other than a weekday on which banks in New York, New York are authorized or required by applicable Legal Requirements to be closed.

“Business Intellectual Property Rights” means all Owned Intellectual Property and all Intellectual Property Rights to which Seller has been granted a license or other rights.

“Business Products” has the meaning ascribed to such term in the Recitals.

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission
-2

Exhibit 2.1

“Buyer” has the meaning ascribed to such term in the Preamble.

“Buyer Indemnitees” has the meaning ascribed to such term in Section 8.2(a).

“Buyer Materials” has the meaning ascribed to such term in Section 2.12(a)(ii).

“Buyer Materials Usage” has the meaning ascribed to such term in Section 2.12(a)(ii).

“Claim Notice” has the meaning ascribed to such term in Section 8.4(a).

“Closing” has the meaning ascribed to such term in Section 2.10.

“Closing Date” has the meaning ascribed to such term in Section 2.10.

“Closing Date Indebtedness” means the amount of Indebtedness outstanding as of immediately prior to the Closing.

“Closing Date Payment” means an amount in cash calculated as follows: (a) the Closing Purchase Price; minus (b) the aggregate amount of Closing Date Indebtedness to be repaid and Seller Expenses to be paid, in each case on behalf of Seller or its respective Affiliates pursuant to Section 2.8; minus (c) the Escrow Deposit, minus (d) the Seller-to-Buyer Payable, minus (e) any Working Capital Deficiency, plus
(f) any Working Capital Surplus.

“Closing Date Working Capital” means, as of the Closing, the current assets of the Business (excluding all cash and cash equivalents of Seller), less the current liabilities of the Business (excluding the Seller-to-Buyer Payable, Seller Expenses and Indebtedness paid off immediately prior to Closing, as calculated in accordance with GAAP.

“Closing Purchase Price” means the sum of (i) $13,950,000.00, plus (ii) the amount required to pay off in full all outstanding Indebtedness of Seller represented by the Promissory Note (Loan No. 4110043500) dated June 21, 2016 issued by Seller in favor of First National Bank of Denver (“FNB”) in the original principal amount of $32,400.00, plus (iii) the amount required to pay off in full all outstanding Indebtedness of Seller represented by the Promissory Note dated October 14, 2016 (Loan No. 4110056400) issued by Seller in favor of FNB in the original principal amount of $133,200.00. Except as set forth above, no other Indebtedness of Seller owed to FNB shall increase the Closing Purchase Price.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Non-disclosure Agreement dated July 11, 2016 by and between Seller and Buyer.

“Confidential Information” has the meaning ascribed to such term in the Confidentiality Agreement.

“Contract” means, with respect to any Person, any legally binding contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally enforceable commitment, promise, undertaking, arrangement or understanding, whether written or oral, to which or by which such Person is a party or is otherwise bound.

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission
-3

Exhibit 2.1

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control, within the meaning of Section 4001(b)(1) of ERISA, with Seller or (b) which together with Seller is treated as a single employer under Section 414(t) of the Code.

“Customers” has the meaning ascribed to such term in Section 3.24(b).

“Data Room” has the meaning ascribed to such term in Section 1.2.

“Disclosure Schedules” means the final disclosure schedules to this Agreement that are being executed and delivered by Seller in connection with the execution and delivery of this Agreement.

“Discontinued Products Policy” has the meaning ascribed to such term in Section 5.10(a).

“Dispute Notice” has the meaning ascribed to such term in Section 2.9(c).

“Disputed Items” has the meaning ascribed to such term in Section 2.9(c).

“Earnout Payments” means the Margin Earnout Payments and the Revenue Earnout Payments.

“Earnout Period” means each of the Year One Earnout Period, Year Two Earnout Period, and Year Three Earnout Period.

“Effective Date” has the meaning ascribed to such term in the Preamble.

“Elliott” has the meaning ascribed to such term in the Preamble.

“Employee” means any employee of Seller or any other member of the Controlled Group.

“Employment Obligations” has the meaning ascribed to such term in Section 5.5(b).

“Environment” means any soil, land surface or subsurface strata, surface water, groundwater, drinking water supply, stream or other sediments, or ambient air.

“Environmental Laws” means all Legal Requirements concerning human health or safety, pollution or protection of the Environment, natural resources, public health and safety or worker health and safety, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, Release or threatened Release, control, or cleanup of any Hazardous Substances.

“Environmental Permits” means all Permits required to be held or obtained by Seller or the Business pursuant to Environmental Laws.

“Equity Interests” means (a) any capital stock, partnership, limited liability company or membership interest, unit of participation or other similar interest (however designated) in any Person and
(b) any option, warrant, purchase right, conversion right, exchange right or other Contract that would entitle any other Person to acquire any such interest in any such Person referred to in clause (a) or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of any such Person referred to in clause (a) (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” has the meaning ascribed to such term in Section 3.17(a)(i).

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission
-4

Exhibit 2.1

“ERISA Plans” has the meaning ascribed to such term in Section 3.17(a)(i).

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” means the Escrow Agreement by and among Buyer, Seller and the Escrow Agent, substantially in the form attached as Exhibit C.

“Escrow Deposit” means $1,500,000.00.

“Estimated Closing Purchase Price” has the meaning ascribed to such term in Section 2.7.

“Estimated Closing Purchase Price Statement” has the meaning ascribed to such term in Section 2.7.

“Excluded Assets” has the meaning ascribed to such term in Section 2.2.

“Excluded Taxes” means (a) Taxes of or with respect to Seller, including any and all Taxes of any Person (other than Seller) imposed on Seller or any of its predecessors in interest pursuant to any Legal Requirement (including Treasury Regulations Section 1.1502-6 or any similar provision of any state, local or non-U.S. law), or as a transferee or successor, or under any Contract, or otherwise, (b) Taxes that relate to the Acquired Assets, the Assumed Liabilities or the Business, in each case, for any and all Pre-Closing Tax Periods, and (c) Taxes of or with respect to Seller, arising as a direct result of the sale of the Acquired Assets or the Business pursuant to this Agreement.

“Financial Statements” has the meaning ascribed to such term in Section 3.7(a).

“Final Closing Purchase Price” has the meaning ascribed to such term in Section 2.9(e).
“Final Closing Purchase Price Statement” has the meaning ascribed to such term in Section 2.9(e).

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Equity Ownership), Section 3.3 (Authority, Validity and Enforceability), Section 3.4 (No Subsidiaries), Section 3.5 (No Conflict), excluding subpart “(c)(ii)” thereof, Section 3.6 (Consents), Section 3.14 (Taxes), Section 3.18 (Intellectual Property Rights), Section 3.21 (Title to Assets), Section 3.23 (Brokers), Section 4.1(Organization), Section 4.2 (Authority, Validity and Enforceability), Section 4.3 (No Conflict), Section 4.4 (Consents) and Section 4.5 (Brokers).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Enforceability Exceptions” has the meaning ascribed to such term in Section 3.3.

“Government Contract” means any Contract, including any ordering arrangement, between Seller and (a) any Governmental Authority, or (b) any prime contractor, or higher tier subcontractor, under an agreement with a Governmental Authority, on the other hand. A task, purchase or delivery order under a Government Contract does not constitute a separate Government Contract for purposes of this definition, but is part of the Government Contract to which it relates.

“Government Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (b) any political

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission
-5

Exhibit 2.1

party or party official or candidate for political office or (c) any Person owned, in whole or in part, or controlled by any Person described in the foregoing clauses (a) or (b) of this definition.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any court, tribunal, arbitrator, arbitration panel, entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Hazardous Substances” means hazardous or toxic substances or materials, hazardous wastes, pollutants or contaminants as said terms are defined by, or subject to, regulation under any Environmental Laws or with respect to which Liability or standards of conduct are imposed under any Environmental Laws, including, petroleum or petroleum-containing materials, radiation and radioactive materials, asbestos-containing material or polychlorinated biphenyls.

“Heap” has the meaning ascribed to such term in the Preamble.

“Indebtedness” means, as of any date, with respect to Seller or its Subsidiaries, without duplication, (a) the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums, termination fees, expenses, breakage costs or penalties due upon payment of such indebtedness at Closing or otherwise payable as a result of the consummation of the transactions contemplated by this Agreement) arising under any obligations of Seller for borrowed money, (b) all obligations of Seller evidenced by any note, bond, debenture or other debt security or instrument, (c) letters of credit and letters of guaranty, in each case to the extent drawn, and bankers’ acceptances and performance bonds issued for the account of Seller, (d) all obligations under leases which are or are required to be, in accordance with GAAP, recorded as capital leases in respect of which Seller is liable as lessee, (e) all obligations of any other Person for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on any Acquired Asset, (f) indebtedness under any interest rate or other hedging agreement or swap arrangement or similar transaction to which Seller is a party, (g) amounts owing as deferred purchase price for property or services, including any “earn-out” payments or purchase price adjustment payments, (h) any obligations based upon, resulting from or arising out of any unfunded benefit obligation that would be required to be included as a Liability as of the Closing on the financial statements of Seller prepared in accordance with GAAP, (i) all past due accounts payable, all accounts payable to suppliers of materials or providers of services used in connection with the Business Product, and all accounts payable with respect to third party legal, professional and collection fees (other than Seller Expenses), and (j) all guaranties by Seller in respect of any indebtedness, Liabilities or obligations of the type referred to in clauses (a)-(i) above; provided, however, that “Indebtedness” will not include any intercompany obligations between or among Seller or any of its Subsidiaries.

“Indemnified Party” has the meaning ascribed to such term in Section 8.4(a).

“Indemnifying Party” has the meaning ascribed to such term in Section 8.4(a).

“Installation Services Revenue” has the meaning ascribed to such term in Section 2.12(b).

“Intellectual Property Rights” means the following: (a) patents and patent applications, reexaminations, extensions and counterparts claiming priority therefrom, and any other indicia of invention ownership issued or granted by any Governmental Authority, applications for any of the

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

foregoing, including provisional, utility, design, priority and other applications, divisionals, and continuations (in whole or in part), reissues or re-examinations of any of the foregoing, and moral and economic rights of inventors in any of the foregoing; (b) computer software and firmware, including data files, source code, object code and software-related specifications and documentation; (c) copyrights, whether in published or unpublished works, which include literary works and any other original works of authorship fixed in any tangible medium of expression (in whatever form now or hereafter existing), databases, data collections and rights therein, mask work rights, rights to compilations, collective works and derivative works of any of the foregoing and moral and economic rights of authors or creators in any of the foregoing, registrations and applications for registration for any of the foregoing; (d) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith; and (e) domain names; and (f) unpublished inventions (whether patentable or not), discoveries, improvements, designs, models, formulae, recipes, compilations, diagrams, drawings, blueprints, mask works, devices, methods, techniques, processes, know how, instructions, configurations, prototypes, samples, specifications, technology, trade secrets, confidential information, proprietary information, customer lists, and technical information, and moral and economic rights of authors and inventors in any of the foregoing. “Intellectual Property Rights” includes in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing items listed in clauses (a)–(e) of this definition with or by any Governmental Authority in any jurisdiction and similar or equivalent rights to any of the foregoing items listed in clauses (a)–(e) recognized by any Governmental Authority.

“Interim Financial Statements” has the meaning ascribed to such term in Section 3.7(a).

“Inventory Count” has the meaning ascribed to such term in Section 2.6.

“IP Assignment and Assumption Agreement” means each of the Patent Assignment, the Trademark Assignment and the Domain Name Assignment, in each case, to be executed by Seller and Buyer (or its designee) substantially in the forms attached as Exhibit D-1, Exhibit D-2 and Exhibit D-3, respectively.

“IRS” means the Internal Revenue Service.

“Knowledge” means, when referring to the ‘knowledge’ of the Seller, Seller’s Knowledge, or any similar phrase or qualification based on knowledge, the actual knowledge of the Seller Stockholders, Dan Lahr, Tonya Switalski, and Lisa Johnson, and the knowledge that each such Person would have reasonably obtained after making reasonable, due and appropriate inquiry with respect to the particular matter in question.

“Lease Documents” has the meaning ascribed to such term in Section 3.13(b)(ii).

“Leased Real Property” has the meaning ascribed to such term in Section 2.1(l).

“Leases” means each of the Lease Agreements to be executed by Seller and Buyer (or its designee), substantially in the forms attached as Exhibit E-1 and Exhibit E-2.

“Legal Requirement” means any statute, law, rule, regulation, code, ordinance, Order of any Governmental Authority and similar provisions having the force and effect of law.

“Liabilities” includes liabilities, debts or other commitments or obligations, guarantees or endorsements, whether known or unknown, direct or indirect, absolute, accrued, contingent, liquidated,

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Lien” means any mortgage, pledge, hypothecation, security interest, encumbrance, lien (statutory or otherwise), easement or charge of any kind.

“Loss” means any and all losses, Liabilities, claims, damages, fines, penalties, fees, Taxes, costs, judgments, awards, amounts paid in settlement (in each case, including attorneys’ fees and expenses incurred in connection therewith), in each case, determined without giving effect to any limitations as to “materiality” or “Material Adverse Effect” or similar qualification used herein. Losses shall exclude any punitive damages, except in connection with (i) fraud, (ii) breach of the confidentiality restrictions in any Transaction Document, and (iii) damages to the extent actually awarded to a third party.

“Margin Earnout Payments” has the meaning ascribed to such term in Section 2.12(a).

“Material Adverse Effect” means any change, effect, event, occurrence, circumstance, state of facts or development that, individually or in the aggregate, is or is reasonably likely to have a material adverse effect on (a) Seller, the Business, the Acquired Assets or the Assumed Liabilities, or (b) the ability of Seller to timely consummate the transactions contemplated by this Agreement; provided, however, that, for purposes of Section 3.10, any adverse change, effect, event, occurrence, circumstance, state of facts or development to the extent arising from or related to any of the following will not be deemed to constitute and will not be taken into account in determining whether a “Material Adverse Effect” has occurred: (i) the announcement, pendency or consummation of the transactions contemplated hereby; (ii) conditions affecting the global economy or financial markets as a whole, or generally affecting the Business’ industry; (iii) any change after the Effective Date in any applicable Legal Requirements or in GAAP; (iv) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism; or (v) earthquakes, hurricanes, floods or other natural disasters (except in the case of the foregoing clauses (ii) through (v) to the extent such changes, effects, events, occurrences, circumstances, states of fact or developments have a disproportionate adverse impact on Seller or the Business as compared to other participants in the industry or geographies in which they operate).

“Material Contracts” has the meaning ascribed to such term in Section 3.19(a).
“Noncompetition Agreements” means the Noncompetition Agreements by and among Buyer and each of Seller and the Seller Stockholders, substantially in the forms attached as Exhibits F-1, Exhibit F-2 and Exhibit F-3.
“Objection Notice” has the meaning ascribed to such term in Section 8.4(b).
“OHL Contract” means the Long Form Standard Subcontract Agreement for Palos Verdes Reservoir by and between Seller and OHL USA, Inc. dated December 24, 2015, including amendments, if any, that have been made before and including the Closing Date.
“Order” means any order, writ, judgment, injunction, decree (including any consent decree or similar agreed order or judgment), stipulation, ruling, determination or award issued or entered by any Governmental Authority.
“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation or organization of such Person and any limited liability company, stockholder, operating or partnership agreement, by-laws or similar documents or agreements (including all amendments thereto) relating to the legal organization or governance of such Person.

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

“Owned Intellectual Property” means any and all Intellectual Property Rights owned or purported to be owned by Seller or any of its Affiliates.
“Party” or “Parties” has the meaning ascribed to such term in the Preamble.
“Permit” means, with respect to any Person, any franchise, permit, accreditation, certification, consent, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority, or any application therefor, to which or by which such Person is or will be subject or bound or to which or by which any property, business or operation of such Person is subject or bound.
“Permitted Liens” means (a) mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ or other similar Liens arising or incurred in the ordinary course of business that are not delinquent and are not material in any respect to the Acquired Assets or the Business, (b) easements, rights-of-way, restrictions and other similar charges and encumbrances of record not interfering materially with the ordinary conduct of the Business or the use or occupancy, or value of the assets subject thereto, (c) Liens for Taxes not yet due and payable or for Taxes being contested in good faith by appropriate proceedings for which collection or enforcement is stayed and for which adequate reserve has been made according to GAAP as part of the calculation of the Closing Date Working Capital, and (d) Liens related to Seller’s operating leases set forth on Schedule 2.1(e).
“Person” means any natural person and any corporation, partnership, limited liability company, joint venture, trust, other legal entity or Governmental Authority.
“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, date of birth, photograph, social security number or tax identification number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information, allows the identification of, or contact with, any natural Person.
“Pre-Closing Insurance” has the meaning ascribed to such term in Section 5.10(b).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date or the portion of any Straddle Period through the end of the Closing Date.
“Property Taxes” has the meaning ascribed to such term in Section 5.7(a).
“Proposed Final Closing Purchase Price” has the meaning ascribed to such term in Section 2.9(a).
“Proposed Final Closing Purchase Price Statement” has the meaning ascribed to such term in Section 2.9(a).
“Proscribed Recipient” has the meaning ascribed to such term in Section 3.11(c).
“Purchase Price” means the sum of (i) the Closing Purchase Price, plus (ii) the Earnout Payment (to the extent payable pursuant to Section 2.12).
“Purchased Inventory” has the meaning ascribed to such term in Section 2.1(a).
“Purchased Inventory Value” has the meaning ascribed to such term in Section 2.6.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing leaching or dumping into the Environment (including the

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

abandonment or discarding of barrels, containers, or other closed receptacles containing any Hazardous Substance).

“Representative” means, with respect to any Person, any director, officer or employee of such Person and any agent, consultant, legal, accounting, financial or other advisor or other representative authorized by such Person to represent or act on behalf of such Person.

“Retained Liabilities” has the meaning ascribed to such term in Section 2.4.

“Revenue Earnout Payments” has the meaning ascribed to such term in Section 2.12(b).

“Seller” has the meaning ascribed to such term in the Preamble.

“Seller Expenses” means (a) any investment banking, accounting, attorney or other professional fees incurred by Seller prior to Closing, in connection with the negotiation, preparation, execution and delivery of this Agreement or any other Transaction Document and the transactions contemplated hereby and thereby, plus (b) any Transfer Taxes, plus (c) any sale, transaction, change of control bonuses, severance payments, retention payments or similar payments pursuant to agreements, arrangements or promises entered into or made by Seller or any of its Affiliates prior to the Closing and owed to Transferred Employees that are payable by reason of, or in connection with, the execution of this Agreement or the consummation of the transactions contemplated hereby, in each case to the extent unpaid at or immediately prior to the Closing.

“Seller Indemnitees” has the meaning ascribed to such term in Section 8.2(b).

“Seller Stockholders” has the meaning ascribed to such term in the Preamble.

“Seller-to-Buyer Payable” means the aggregate amount owed by Seller to Buyer as of the Closing Date as a result of any purchases of Buyer’s products and services made by Seller, for which Seller has not paid.

“SG&A” has the meaning ascribed to such term in Section 2.12(a)(i).

“Special OHL Losses” has the meaning ascribed to such term in Section 8.2(a)(v).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” of any Person means another Person, of which at least a majority of the Equity Interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled directly or indirectly by such first Person.

“Suppliers” has the meaning ascribed to such term in Section 3.24.

“Survival Date” has the meaning ascribed to such term in Section 8.1.

“Tax” (and with the corresponding meaning “Taxes” and “Taxable”) means (a) any U.S. federal, state or local, or non-U.S. income, franchise, commercial activity, profits, gross receipts, ad valorem, net worth, value added, sales, use, real or personal property, license, occupation, payroll, withholding, employment or unemployment, disability, escheat, lost or unclaimed property, environmental, excise, severance, stamp, registration, premium, windfall profits, customs duties, capital stock, social security (or similar), transfer, estimated, alternative or add-on minimum tax payable or other tax, governmental fee or

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

other like assessment or charge of any kind, including any interest, penalties or additions to tax imposed in respect of the foregoing, in each case, whether or not disputed, (b) any Liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby Liability for payment of such amounts was determined or taken into account with reference to the Liability of any other Person, (c) any Liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (d) any Liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

“Tax Returns” means returns, schedules, elections, reports, forms, declarations, claims for refunds, and information statements relating to any Taxes, including any schedules or attachments thereto and including any amendment thereof.

“Taxing Authority” means any United States, federal, state, local, or any foreign, Governmental Authority responsible for the imposition, determination, enforcement, assessment or collection of any Tax.

“Termination Date” has the meaning ascribed to such term in Section 7.1(b).

“Third Party Claim” has the meaning ascribed to such term in Section 8.4(c)(i).

“Threshold Amount” has the meaning in Section 8.3(a).

“Transaction Documents” means, collectively, this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignment and Assumption Agreement, the Escrow Agreement, the Leases, the Noncompetition Agreements, and all other agreements and documents entered into in connection with the transactions contemplated by this Agreement.

“Transfer Taxes” means any sales, use, stock transfer, value added, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or Taxes together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto incurred in connection with the transactions contemplated by this Agreement.

“Transferred Employees” means those Employees who accept offers of employment from Buyer effective as of the Closing Date.

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code.

“Unresolved Items” has the meaning ascribed to such term in Section 2.9(c).

“Warranty Services” has the meaning ascribed to such term in Section 5.12.

“Working Capital Deficiency” means the amount, if any, by which the Closing Date Working Capital is less than the Working Capital Target.

“Working Capital Surplus” means the amount, if any, by which the Closing Date Working Capital is greater than the Working Capital Target.

“Working Capital Target” means $[*].

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

“Year One Earnout Period” means the time period commencing on the Closing Date and ending on the day immediately preceding the one-year anniversary of the Closing Date.

“Year Two Earnout Period” means the time period commencing on the one-year anniversary of the Closing Date and ending on the day immediately preceding the two-year anniversary of the Closing Date.

“Year Three Earnout Period” means the time period commencing on the two-year anniversary of the Closing Date and ending on the day immediately preceding the three-year anniversary of the Closing Date.

1.2    Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph of this Agreement; (b) the word “including” means “including, without limitation”; (c) masculine gender will also include the feminine and neutral genders, and vice versa; (d) words importing the singular will also include the plural, and vice versa; (e) the word “or” is disjunctive but not necessarily exclusive; and (f) accounting terms which are not otherwise defined in this Agreement will have the meanings given to them under GAAP. Unless the context of this Agreement otherwise requires, references to statutes will include all regulations promulgated thereunder and all implementing regulations thereof, and references to statutes or regulations will be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. References to documents or other written materials “provided” or “made available” to Buyer or similar phrases will mean that such documents or other materials were present in the online data room (the “Data Room”) maintained by Buyer on behalf of Seller and made available to Buyer and its advisors in the Data Room at least three Business Days prior to the Effective Date (or, with respect to the Interim Financial Statements, at least two Business Days prior to the Effective Date).

ARTICLE II.
PURCHASE AND SALE OF THE ACQUIRED ASSETS

2.1    Purchase and Sale of the Acquired Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, convey and transfer to Buyer all of Seller’s right, title and interest in, to and under all of the business, properties, assets, goodwill and rights of Seller of whatever kind or nature, real or personal, tangible or intangible, owned, leased or licensed to Seller and used, held for use, or intended to be used in operating the Business, wherever located and whether now existing or hereafter acquired, other than the Excluded Assets (collectively, the “Acquired Assets”). The Acquired Assets include, but are not limited to, the following:

(a)    all of Seller’s or its Affiliates’ inventories used, held for use, or intended to be used in operating the Business, wherever located, including inventories of raw materials, finished goods, operating supplies, work-in-process, products, supplies, packaging, packaging materials, parts and other inventories used, held for use, or intended to be used in operating the Business, including any such being held on consignment, bailment or other arrangement (the “Purchased Inventory”);

(b)    all tooling, dies and other supplies and equipment of the Business, wherever located, including the items listed on Schedule 2.1(b);

(c)	all accounts receivable of Seller (the “Accounts Receivable”);

(d)	all supplier and customer lists and pricing information relating to the Business;

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

(e)    all Contracts (including open, i.e., executory, customer Contracts, purchase orders and operating leases) to which Seller or any of its Affiliates is a party that is related to the Business or any Transferred Employee, as set forth on Schedule 2.1(e) (the “Assumed Contracts”);

(f)    all Business Intellectual Property Rights, including domain names, telephone and facsimile numbers, email addresses and the other Intellectual Property set forth on Schedule 2.1(f), and the goodwill associated therewith;

(g)	all Permits related to the Business;

(h)    all prepaid items, backlogs, advances and deposits of the Business to third parties, including but not limited to those set forth on Schedule 2.1(h) to be delivered at Closing;

(i)    all of Seller’s or its Affiliates’ claims, causes of action, defenses and rights of offset or counterclaim against third parties relating to any Acquired Asset or any Assumed Liability, including unliquidated rights under manufacturers’ or vendors’ warranties;

(j)    all books and records relating to the Business, including all product designs and manufacturing drawings and all technical, sales and promotional literature;

(k)    all insurance benefits to the extent relating to claims arising out of events that occurred prior to Closing (if any) and associated with the Acquired Assets, including such rights and proceeds receivable or hereafter received under any insurance policy written prior to the Closing;

(l)    all right, title and interest of Seller in any real property and improvements, including those leasehold interests set forth on Schedule 2.1(l) (the “Leased Real Property”);

(m)	all assets listed on Schedule 2.1(m); and

(n)	all goodwill associated with the Business and the Acquired Assets.

2.2    Excluded Assets. Notwithstanding anything contained herein to the contrary, Seller shall retain and Buyer shall not acquire or assume and the Acquired Assets shall not include the following assets, properties and rights (collectively, the “Excluded Assets”):

(a)    all cash and cash equivalents of Seller, together with all rights to all bank accounts of Seller;

(b)    all minute books, organizational documents, stock registers and such other books and records of Seller as pertain to ownership, organization or existence of Seller;

(c)    all personnel files for former employees and employees of Seller who are not Transferred Employees;

(d)	all rights of Seller under the Transaction Documents;

(e)    all insurance policies of Seller (not including those insurance benefits set forth in Section 2.1(k)); and

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

(f)	those assets set forth on Schedule 2.2(f).

2.3    Assumption of Certain Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, only to the extent such Liabilities arise and accrue after the Closing Date and are not the result of a breach of any representation, warranty or covenant contained in this Agreement or a breach prior to the Closing Date of any Assumed Contract, to the extent not previously performed or discharged, Buyer shall assume and agree to pay, perform and discharge when due only the Liabilities in respect of the Assumed Contracts (the “Assumed Liabilities”). No assumption by Buyer of any of the Assumed Liabilities shall relieve or be deemed to relieve Seller from any Liability under any Transaction Document with respect to any representations or warranties or covenants made by Seller to Buyer. The Special OHL Losses are not Assumed Liabilities.

2.4    Retained Liabilities. Except for the Assumed Liabilities, Buyer shall not assume pursuant to this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of Seller, Seller Stockholders or any of their respective Affiliates, or any of its or their predecessors in interest, of any kind, character or description whatsoever (“Retained Liabilities”), all of which shall be retained by and continue to be Liabilities of Seller, Seller Stockholders or their respective Affiliates, as applicable. Without intending to limit the generality or effect of the foregoing, Retained Liabilities shall include the following Liabilities:

(a)    all Liabilities relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, Seller or the Business as operated prior to the Closing Date, or the manufacture, ownership, possession, use, operation or sale or other disposition prior to the Closing Date of any of the Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business);

(b)	all Seller Expenses;

(c)     all Indebtedness and all Liabilities arising in connection with, or relating to, any Indebtedness;

(d)	all Liabilities arising in connection with, or relating to, Excluded Taxes;

(e)    all Employment Obligations, and all Liabilities based upon, arising out of or otherwise in respect of the 401K Plan, any other Employee Plans and any failure of such Employee Plans and Seller to comply with applicable Legal Requirements, including but not limited to “COBRA” obligations under Code Section 4980B and ERISA Section 602;

(f)    all Liabilities based upon, arising out of or otherwise in respect of (i) any current or former employees or other services providers of Seller or any other member of the Controlled Group for the period on and prior to the Closing Date; and (ii) any current or former employees or other service providers of Seller or any other member of the Controlled Group who do not become Transferred Employees for the period following the Closing Date; and

(g)	all Liabilities arising in connection with, or relating to, the Excluded Assets.

2.5    Nontransferable Assets. Notwithstanding any other provision of this Agreement or any Transaction Document, to the extent that any of the Assumed Contracts, or any other Acquired Assets are not assignable or otherwise transferable to Buyer without the consent, approval or waiver of another party thereto or any third party (including any Governmental Authority), or if such assignment or transfer would constitute a breach thereof or a violation of any applicable Legal Requirement or agreement with

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

any third party, then neither this Agreement nor such Transaction Document shall constitute an assignment or transfer (or an attempted assignment or transfer) thereof until such consent, approval or waiver of such party or parties has been duly obtained in a manner satisfactory to Buyer in its sole discretion. With respect to the assignment or transfer of any Assumed Contract to Buyer that requires the consent, approval or waiver of another party thereto or any third party, Seller shall use its best efforts to obtain such consent, approval or waiver of such other party or parties or such third party to such assignment or transfer as promptly as practicable. Until such consents, approvals and waivers referred to in this Section are obtained by Seller, Seller shall (a) provide to Buyer the financial and business benefits of such Assumed Contract, and (b) enforce, for the account of Buyer, any rights of Seller arising from any such Assumed Contract (including the right to elect to terminate such Assumed Contract in accordance with the terms thereof upon the request of Buyer).

2.6    Inventory Count. Within five Business Days prior to or after the Closing, as agreed upon by Buyer and Seller, Representatives of Buyer and Seller will conduct a physical count (the “Inventory Count”) of the Purchased Inventory to verify it is saleable and useable in the ordinary course of the Business, and to determine the estimated value of the Purchased Inventory (the “Purchased Inventory Value”). The Purchased Inventory Value shall be calculated in accordance with GAAP. If the Purchased Inventory Value is determined prior to Closing, it will be used in the calculation of the estimated Closing Date Working Capital for purposes of determining the Estimated Closing Purchase Price pursuant to Section 2.7.

2.7    Estimated Closing Purchase Price. No later than three Business Days prior to the Closing, Seller will deliver to Buyer a statement (the “Estimated Closing Purchase Price Statement”) that will set forth Seller’s good faith estimate of the calculation of the Closing Date Payment (the “Estimated Closing Purchase Price”), including calculations in reasonable detail of (i) Indebtedness of Seller represented by the Promissory Note (Loan No. 4110043500) dated June 21, 2016 issued by Seller in favor of First National Bank of Denver (“FNB”) in the original principal amount of $32,400.00, (ii) the amount required to pay off in full all outstanding Indebtedness of Seller represented by the Promissory Note dated October 14, 2016 (Loan No. 4110056400) issued by Seller in favor of FNB in the original principal amount of $133,200.00, (iii) all other Closing Date Indebtedness, (iv) Seller Expenses, (v) Escrow Deposit, (vi) Seller-to-Buyer Payable, (vii) Closing Date Working Capital, (viii) any Working Capital Deficiency, and (ix) any Working Capital Surplus. Buyer will review the Estimated Closing Purchase Price Statement and, if Buyer disagrees with any item set forth in such statement, it will provide written notice to Seller, along with a reasonably detailed explanation of the same, and the Parties will attempt to resolve in good faith any such disagreements prior to the Closing. If the Parties are unable to agree on the amounts set forth in the Estimated Closing Purchase Price Statement, the values proposed by Buyer in the Estimated Closing Purchase Price Statement will be utilized for purposes of the payment of the Estimated Closing Purchase Price. In no event will the determination of the amounts set forth in the Estimated Closing Purchase Price Statement prejudice a Party’s rights under Section 2.9(c).

2.8	Payment of Estimated Closing Purchase Price. At the Closing, Buyer will pay in cash:

(a)    the aggregate amount of Closing Date Indebtedness payable to the holders of Closing Date Indebtedness designated in the direction letter delivered to Buyer pursuant to Section 2.11(a)(vi), on behalf of Seller or its Affiliates and as specified in each such holder’s applicable payoff letter (which payoff letters will be delivered to Buyer no later than three Business Days prior to the Closing Date and will specify the amount necessary to fully discharge all Closing Date Indebtedness owed to such Person and to release all Liens, other than Permitted Liens, under such Closing Date Indebtedness), to such account or accounts as directed in the applicable payoff letter or as otherwise directed by Seller in the direction letter delivered to Buyer pursuant to Section 2.11(a)(vi);

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

(b)    on behalf of Seller, Seller Expenses, in each case in accordance with the direction letter delivered to Buyer pursuant to Section 2.11(a)(vi);

(c)    the Escrow Deposit to the Escrow Agent, which shall be held by the Escrow Agent and released to the proper Party upon the terms and conditions set forth in the Escrow Agreement; and

(d)    to Seller, the Estimated Closing Purchase Price, by wire transfer of immediately available funds, pursuant to instructions delivered to Buyer no less than three Business Days prior to the Closing Date.

2.9	Determination of the Final Closing Purchase Price.

(a)    As soon as reasonably practicable, but no later than 90 days after the Closing Date, Buyer will prepare and deliver to Seller a statement (the “Proposed Final Closing Purchase Price Statement”) consisting of a proposed calculation in reasonable detail of the Final Closing Purchase Price (the “Proposed Final Closing Purchase Price”), including Buyer’s good faith calculation of the amount of the Closing Date Payment and Closing Date Working Capital.

(b)    During the 30-day period following Seller’s receipt of the Proposed Final Closing Purchase Price Statement, Seller and its accountants will, at Seller’s expense, be permitted reasonable access to review the financial books and records of the Business, to the extent related to the Proposed Final Closing Purchase Price, during regular business hours and such other good faith, reasonable cooperation from Buyer and its personnel, accounts and advisors as it may reasonably request to enable it to review and evaluate Buyer’s determination of the Proposed Final Closing Purchase Price Statement.

(c)    If Seller does not deliver a written notice of dispute setting forth in reasonable detail the items and amounts in dispute (a “Dispute Notice”) to Buyer within 30 days after receiving the Proposed Final Closing Purchase Price Statement, the Parties agree that the Proposed Final Closing Purchase Price Statement will become final, binding and conclusive upon the Parties. If Seller delivers a Dispute Notice to Buyer within such 30-day period, the Parties will negotiate in good faith to resolve the items and amounts disputed by Seller in the Dispute Notice (the “Disputed Items”) during the 30-day period commencing on the date Buyer receives such Dispute Notice. If the Parties reach agreement with respect to all Disputed Items within such 30-day period, Buyer will revise the Proposed Final Closing Purchase Price Statement to reflect such agreement, which will be final, binding and conclusive upon the Parties. Any item or amount that is not specified as a Disputed Item in the Dispute Notice will be deemed to be final, binding and conclusive upon the Parties from and after such time as the Dispute Notice is delivered. If Seller and Buyer do not obtain a final resolution of all Disputed Items within such 30-day period, then upon the request of either Party, the unresolved Disputed Items (the “Unresolved Items”) will be submitted to an independent firm of certified public accounts selected by Buyer and reasonably acceptable to Seller, which shall not have provided any accounting services to any Party for the prior five- year period (the “Accounting Firm”). The Accounting Firm, acting as an impartial expert and not as an arbitrator, will render a determination regarding the Unresolved Items within 30 days after referral of the matter to the Accounting Firm, or as soon as practicable thereafter, which determination must be in accordance with the terms of this Agreement and in writing and must set forth, in reasonable detail, the basis therefor. The determination of the Accounting Firm will be final, conclusive and binding upon the Parties absent manifest error, and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

(d)    The Accounting Firm will make a determination only with respect to the Unresolved Items, and in a manner consistent with this the provisions of this Agreement, and in no event will the Accounting Firm’s determination of Unresolved Items be for an amount outside the range of disagreement between Buyer and Seller. Each Party will use its commercially reasonable efforts to furnish to the Accounting Firm such work papers and other documents and information pertaining to the Unresolved Items as the Accounting Firm may request.

(e)    Buyer will revise the Proposed Final Closing Purchase Price Statement to reflect the determination of the Accounting Firm pursuant to Section 2.9(d) (such final statement, whether determined pursuant to Section 2.9(c) or this Section 2.9(e), the “Final Closing Purchase Price
Statement”). The “Final Closing Purchase Price” will mean the Proposed Final Closing Purchase Price as finally revised pursuant to this Section 2.9 and set forth in the Final Closing Purchase Price Statement.

(f)    The Buyer, on the one hand, and the Seller and Seller Stockholders, on the other hand, will equally split the fees and expenses of the Accounting Firm.

(g)    No later than three Business Days after the date on which the Final Closing Purchase Price is finally determined pursuant to this Section 2.9:

(i)    if the Final Closing Purchase Price exceeds the Estimated Closing Purchase Price, Buyer will pay Seller the amount by which the Final Closing Purchase Price exceeds the Estimated Closing Purchase Price (if any) by wire transfer of immediately available funds, pursuant to instructions delivered to Buyer by Seller; and

(ii)    if the Estimated Closing Purchase Price exceeds the Final Closing Purchase Price, Seller will pay Buyer an amount equal to the difference between the Estimated Closing Purchase Price minus the Final Closing Purchase Price (if any) by wire transfer of immediately available funds, pursuant to instructions delivered to Seller by Buyer.

(h)    Any payments made pursuant to this Section 2.9 will be treated as an adjustment to the Closing Purchase Price, including for Tax purposes, except as otherwise required by any Legal Requirement.

2.10    Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Buyer on the third Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the fulfillment or waiver of such conditions at the Closing), or on such date as the Parties mutually agree in writing. The date of the Closing is herein called the “Closing Date.” The Closing will be deemed effective as of 12:00 a.m., prevailing Sioux Falls, South Dakota time, on the Closing Date, and will be held by the remote exchange of documents unless another method or place is agreed to in writing by the Parties. The Parties intend that the Closing Date will be September 1, 2017.

2.11	Closing Deliveries.

(a)     At the Closing, Seller will deliver or cause to be delivered to Buyer the following:

(i)    the Bill of Sale, duly executed by Seller;

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

(ii)	the Assignment and Assumption Agreement, duly executed by Seller;

(iii)    the consents, waivers, approvals, Orders and authorizations listed on Schedule 2.11(a)(iii), each in form and substance reasonably acceptable to Buyer;
(iv)    an officer certificate, attaching (i) the Articles of Incorporation of Seller, certified by the Colorado Secretary of State as of a recent date prior to the Closing Date,
(ii)    true, correct and complete copy of all other Organizational Documents of Seller, and (iii) resolutions of Seller approved by its board of directors and Seller Stockholders authorizing the execution and delivery of, and the consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which Seller is a party;
(v)    a certificate executed by an officer of Seller to the effect that the conditions specified in Section 6.2(b)-(d) have been satisfied;

(vi)    at least three Business Days prior to the Closing Date, a direction letter directing payment of (A) the Closing Date Indebtedness in accordance with payoff letters with respect to such Closing Date Indebtedness and (B) the Seller Expenses, which letter will also set forth each Person to whom Seller Expenses are payable, the amount necessary to fully discharge the Seller Expenses due to such Person and instructions to pay such amount, which shall have been delivered to Buyer at least three Business Days prior to the Closing Date;
(vii)    evidence satisfactory to Buyer in its sole discretion that all Liens encumbering the Acquired Assets have been or will be terminated (other than Permitted Liens);

(viii)	the IP Assignment and Assumption Agreement, duly executed by Seller;

(ix)	the Escrow Agreement, duly executed by Seller;

(x)	the Leases, duly executed by the landlords party thereto;
(xi)    the Noncompetition Agreements, duly executed by Seller and each Seller Stockholder;
(xii)    Articles of Amendment to be filed with the Colorado Secretary of State on the Closing Date, amending Seller’s Articles of Incorporation to change Seller’s name to a name not similar to “Colorado Lining International” in form and substance consistent with applicable Legal Requirements and acceptable to Buyer;
(xiii)    a Contract between Seller and Andre Harvey that assigns in full any and all Intellectual Property Rights of Mr. Harvey related to the Business and cancels any and all agreements or understandings that would require any royalties or other amounts to be paid by the Business or Buyer to Mr. Harvey after the Closing (other than as approved in writing by Buyer).
(xiv)    a Statement of Occasional Sale on Form 01-917 duly executed by Seller, acknowledging that the sale of the Acquired Assets from Seller to Buyer qualifies as an Occasional Sale under applicable Texas Tax Code and Texas Administrative Code; and

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

(xv)    any other certificates, documents or instruments reasonably required by Buyer to be delivered at Closing pursuant to this Agreement.

(b)	At the Closing, Buyer will deliver or cause to be delivered the following:

(i)    the payments stated in Section 2.8:

(ii)	the Assignment and Assumption Agreement, duly executed by Buyer;

(iii)	the Leases, duly executed by Buyer;

(iv)	the Escrow Agreement, duly executed by Buyer;

(v)	the Noncompetition Agreements, duly executed by Buyer;

(vi)    an acknowledgment of receipt that the amount of the Seller-to Buyer Payable is paid in full as of the Closing; and

(vii)    a certificate of an officer of Buyer, dated the Closing Date, to the effect that the conditions specified in Section 6.3(a) and (b) have been satisfied;

2.12	Earnout Payments.

(a)    Margin Earnout Payments. Subject to Buyer’s right to off-set the Earnout Payments as set forth in this Agreement, during each Earnout Period, Buyer will pay to Seller the following payments (collectively, the “Margin Earnout Payments”):

(i)    For each such Earnout Period, $100,000, if the aggregate selling, general
& administrative expenses of the Business, excluding the expenses of training Buyer’s employees assigned to Buyer’s Pleasanton, Texas, facility regarding the fabrication of
Seller’s products (“SG&A”) for such Earnout Period decreases as a percentage of sales of the Business by [*]% or more compared to the prior fiscal year (based on Buyer’s fiscal year end), plus

(ii)    For each such Earnout Period, $120,000, if the Business’s utilization or purchases of Buyer’s materials set forth on Schedule 2.12(a)(ii) (“Buyer Materials”) in such Earnout Period, determined according to the price that Buyer would typically charge a third party for such Buyer Materials (the “Buyer Materials Usage”), exceeds the Minimum Amount for such Earnout Period set forth in the table below, plus

(iii)	For each such Earnout Period, an additional amount (not to exceed
$113,333) for such Earnout Period equal to the following calculation:
(Buyer Materials Usage - Minimum Amount) * $113,333/$500,000; provided that the Buyer Materials Usage for such Earnout Period exceeds the
Minimum Amount for such Earnout Period.

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

Earnout Period	Minimum Amount
Year One Earnout Period	$[*]
Year Two Earnout Period	$[*]
Year Three Earnout Period	$[*]

Buyer shall use the wholesale prices charged by Buyer from time to time to third parties for the Buyer Materials for purposes of calculating the Buyer Materials Usage.

(b)    Revenue Earnout Payments. Subject to Buyer’s right to off-set the Earnout Payments as set forth in this Agreement, during each Earnout Period, Buyer will pay to Seller payments (collectively, the “Revenue Earnout Payments”) based on the revenues of the Business derived from installation services for such Earnout Period (the “Installation Services Revenue”) (not to exceed
$333,333 in each Earnout Period), so long as Installation Services Revenue exceeds the Minimum Installation Services Revenue set forth below for such Earnout Period, with each such Revenue Earnout
Payment calculated as follows:

[(Installation Services Revenue – Minimum Installation Services Revenue) *
$333,333]/(Maximum Installation Services Revenue - Minimum Installation Services Revenue)

Earnout Period	Minimum Installation Services Revenue	Maximum Installation Services Revenue
Year One Earnout Period	$[*]	$[*]
Year Two Earnout Period	$[*]	$[*]
Year Three Earnout Period	$[*]	$[*]

(c)    The calculation of the Earnout Payments, SG&A, Buyer Materials Usage, Installation Services Revenue, and any other financial items required to be determined in order to calculate any Earnout Payments will be conclusively determined by Buyer based upon the audited financial statements of Buyer and Buyer’s good faith allocations and calculations with respect to any items not specifically set forth in such audited financial statements.

(d)    Subject to Buyer’s right to off-set the Earnout Payments as set forth in this Agreement, each Earnout Payment will be paid by Buyer to Seller by wire transfer of immediately available funds pursuant to the wiring instructions of Seller, within 90 days after the expiration of the Earnout Period for which such Earnout Payment is based.

(e)    Notwithstanding anything to the contrary in this Agreement and subject to the qualifications set forth in ARTICLE VIII, the obligation of Buyer to make the Earnout Payment will be qualified in its entirety by the right of Buyer to reduce the amount of the Earnout Payment by the amount of (i) any payment that Seller may be required to make to Buyer pursuant to Section 2.9(g)(ii), or

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

(ii) certain indemnifiable Losses in respect of one or more indemnification claims to which any Buyer Indemnitee is entitled pursuant to ARTICLE VIII.

(f)    From and after the Closing, Buyer may operate the Business, Acquired Assets and Assumed Liabilities as it deems appropriate in its sole discretion, even if those operations adversely affect the potential for Seller to receive any Earnout Payments, including changing the price, marketing strategy, distribution channel or manufacturing, packaging or testing arrangements with respect to the Business Products.

(g)    The Earnout Payments made pursuant to this Section 2.12 shall be treated as additional Purchase Price, including for Tax purposes, except as otherwise required by any Legal Requirement.

(h)    On reasonable request made by a Selling Stockholder from time to time, Buyer will provide Selling Stockholders with a reasonably detailed report stating the progress being made toward achieving the then-current Earnout Payment goals; provided that (i) Seller Stockholders acknowledge and agree that such report and any and all attachments and enclosures thereto shall be confidential information of Buyer subject to subject to the confidentiality restrictions set forth in the Noncompetition Agreements to which such Seller Stockholder is a party; and (ii) Buyer shall not be obligated to provide any report if it believes, upon the advice of counsel, that disclosure of such report to Seller Stockholders would disclose non-public, material information under applicable federal or state securities Legal Requirements.

2.13    Withholding. Buyer, Seller or their respective Affiliates may deduct and withhold from the consideration payable in connection with the transactions contemplated by this Agreement or any other Transaction Document such amounts as Buyer, Seller or any of their respective Affiliates or agents, as applicable, is required to deduct and withhold with respect to the making of such payment under any Legal Requirement related to Taxes. Any amounts deducted and withheld in accordance with this Section
2.13 will be paid to the proper Taxing Authority on behalf of Seller and will be treated for all purposes of this Agreement and any other Transaction Document, as applicable, as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER
AND SELLER STOCKHOLDERS

Seller and Seller Stockholders hereby jointly and severally represent and warrant to Buyer as follows (as qualified by the applicable Schedules included in the Disclosure Schedule) and, unless the context otherwise requires, each reference to “Seller” in this ARTICLE III will also refer to each of Seller’s Subsidiaries:

3.1    Organization. Seller is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Colorado and has all requisite corporate power and authority to own and lease the Acquired Assets and to operate and carry on the Business as presently conducted. Seller is duly qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction where the nature of the Business or the ownership of the Acquired Assets makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to be materially adverse to Seller or the Business.

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

3.2    Equity Ownership. Seller Stockholders collectively own all of the outstanding capital stock of Seller, as respectively set forth on Schedule 3.2. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature under which any Seller is obligated to issue any securities of any kind representing Equity Interests in Seller.
3.3    Authority, Validity and Enforceability. Each Seller Stockholder and Seller has all requisite power and authority or capacity, as applicable, to execute, deliver and perform his or its respective obligations under this Agreement and the other Transaction Documents. Each of the Board of Directors of Seller and the Seller Stockholders have duly and validly approved this Agreement, and determined that the transactions contemplated hereby are advisable and in the best interests of the Seller and the Seller Stockholders. This Agreement and each of the other Transaction Documents have been duly executed and delivered by each Seller Stockholder and Seller and, assuming due authorization, execution, delivery and performance by Buyer, represent the legal, valid and binding obligation of such Party enforceable against such Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Legal Requirements and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”). No further action on the part of Seller or any Seller Stockholder is or will be required in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

3.4	No Subsidiaries. Seller has no Subsidiaries other than those set forth on Schedule 3.4.
3.5    No Conflict. Subject to and assuming satisfaction of the requirements set forth in Section 3.6, neither the execution of this Agreement or the other Transaction Documents by Seller or any Seller Stockholder, nor the performance by Seller or any Seller Stockholder of their respective obligations under any Transaction Document will (a) violate or conflict with any Legal Requirement applicable to such Party or by which such Party’s properties or assets are bound, (b) contravene any provision contained in the Organizational Documents of Seller, (c) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, or constitute a default (with or without the lapse of time, the giving of notice or both) or result in the creation of any Lien, other than a Permitted Lien, under (i) any Material Contract, (ii) any Contract (excluding Material Contracts) or (iii) any Legal Requirement or other restriction of any Governmental Authority to which any Seller Stockholder or Seller is bound or to which the Equity Interests of Seller or any of its assets or properties are subject, or (d) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any material obligation of Seller.
3.6    Consents. No notice to, filing with, or authorization, registration, consent or approval of any Person or any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or the other Transaction Documents to which Seller or any Seller Stockholder is a party or the consummation of the transactions contemplated by any Transaction Document by Seller or any Seller Stockholder, except for notices, filings and approvals set forth on Schedule 3.6.

3.7	Financial Statements; Undisclosed Liabilities.
(a)    Schedule 3.7 sets forth true and complete copies of (i) the reviewed balance sheets, statements of income, and statements of cash flows of Seller as of and for the fiscal years ended December 31, 2016 and 2015, together with the footnotes thereto (the “Annual Financial Statements”), and (ii) the unaudited balance sheet and statement of operations of Seller as of and for the four-month period ended July 31, 2017 (the “Interim Financial Statements,” and collectively with the Annual

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

Financial Statements, the “Financial Statements”). The Financial Statements are true and correct, and present the financial position, results of operations and cash flows of the Business as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein, and subject, in the case of the Interim Financial Statements, to the absence of footnotes and to normal year-end adjustments, none of which would be material to the Business.

(b)    Except as set forth on Schedule 3.7, Seller, with respect to the Business, has no Liabilities, except (i) Liabilities that are fully accrued, reserved against or reflected in the balance sheet included in the Interim Financial Statements (or disclosed in the notes thereto), all such reserves having been established in accordance with GAAP, (ii) Liabilities that have arisen since the date of the balance sheet included in the Interim Financial Statements and that were incurred in the ordinary course of business consistent with past practice and which are not material in amount or (iii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

3.8    Inventory. The Purchased Inventory is current, in good and marketable condition, good quality material and is saleable in the ordinary course of business. The quantities of Purchased Inventory are reasonable and warranted, and in a normal and customary level based upon the past and present circumstances of the Business. The Purchased Inventory is not obsolete or damaged and is merchantable and fit for its particular use, and the value of the Purchased Inventory included as part of the calculation of the Closing Date Working Capital accurately reflects the fair value of the Purchased Inventory on the Closing Date, taking into account the condition, aging and salability of such Purchased Inventory. All Purchased Inventory is located at the facilities leased by Seller.

3.9    Accounts Receivable. All Accounts Receivable represent bona fide and valid obligations from sales actually made or services actually performed in the ordinary course of the Business, are not subject to any setoffs or counterclaims, and are current and collectible in the face amounts thereof net of any applicable reserves included in the calculation of the Closing Date Working Capital, without resort to litigation or extraordinary collection activity, consistent with the past collection history of Seller. No discount or allowance from any Account Receivable has been made or agreed to by the Business.

3.10    Absence of Certain Developments. Except as set forth on Schedule 3.10, since December 31, 2016 until the Effective Date, (a) there has not been any Material Adverse Effect, (b) Seller has conducted the Business in the ordinary and usual course of business consistent with past practices and
(c)    there has not occurred any action or event that, had it occurred after the Effective Date and prior to the Closing, would have required the consent of Buyer under Section 5.2.

3.11	Compliance with Laws; Governmental Authorizations; Licenses.

(a)    Except as set forth on Schedule 3.11(a), Seller is and has been in compliance with all applicable Legal Requirements in all material respects. Except as set forth on Schedule 3.11(a), Seller has not received any notice regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement applicable to the Business or the Acquired Assets.

(b)    Seller has, and is in compliance in all material respects with, all Permits that are necessary to operate the Business as presently conducted, and has made available all such Permits to Buyer in the Data Room. All such Permits are in full force and effect and no fees or charges required to be paid with respect to such Permits are outstanding. Seller is not, and has not been since the date of issuance of the Permits, in default or violation of any such Permit.

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

(c)    Seller, directly or indirectly through any Representative or other Person acting on behalf of Seller (including any distributor, agent, or sales intermediary), has not (i) taken any action in violation of any applicable Anti-corruption Laws or (ii) paid, offered, promised to pay, or authorized the payment of, any monies or any other thing of value to any Government Official (including employees of government-owned or –controlled entities or partially government-owned or -controlled entities), any political party or candidate for political office or to any other Person (collectively, a “Proscribed Recipient”): (A) for the purpose of (1) influencing any act, omission or decision of such Proscribed Recipient, (2) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her or its influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority, (3) assisting Seller or any of its Representatives in obtaining or retaining business for or with, or directing business to, any Person in violation of any applicable Anti-corruption Laws, (4) securing any advantage in violation of any applicable Anti-corruption Laws, or (5) inducing such Proscribed Recipient to influence or affect any act or decision of any Governmental Authority in violation of any applicable Anti-corruption Laws, or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining or retaining business or any improper advantage.

(d)    Neither Seller, Seller Stockholders, nor any of their Representatives has been convicted of violating any Anti-corruption Laws or, to Seller’s Knowledge, subjected to any investigation or proceeding by a Governmental Authority for, in each case, potential corruption, fraud or violation of any applicable Anti-corruption Laws.

3.12    Litigation. Except as set forth on Schedule 3.12, there are no Actions or Orders pending or, to Seller’s Knowledge, threatened, and since December 31, 2011, there have been no Actions or Orders against any Seller Stockholder, Seller or an officer, director or employee of Seller (a) relating to the Business, the Business Products, or the Acquired Assets or (b) seeking to enjoin, condition or delay the transactions contemplated under any of the Transaction Documents. Except as set forth on Schedule 3.12, neither Seller, any Seller Stockholder nor the Business is, as of the Effective Date, a party to any Action or, to Seller’s Knowledge, threatened Action that would reasonably be expected to affect, prohibit, condition or delay the consummation of the transactions contemplated under any of the Transaction Documents. Except as set forth on Schedule 3.12, neither Seller, any Seller Stockholder, nor the Business, including its assets and properties, is subject to any Order.

3.13	Real Property.

(a)    Owned Real Property. Neither the Seller nor any of its current or former Subsidiaries has ever owned any real property.

(b)	Leased Real Property.

(i)    Schedule 2.1(l) lists all real property or related premises currently leased or subleased by Seller, and sets forth the name of the landlord (or sublandlord, as applicable) and the street address and unit number of the each Leased Real Property.

(ii)    True, correct and complete copies of all leases, subleases, licenses or other agreements (and all amendments, supplements or modifications to each such instrument) with respect to the Leased Real Property (collectively, the “Lease Documents”) have been made available to Buyer. Seller has made available to Buyer all

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

environmental and inspection reports, if any, which the Seller has received with respect to the Leased Real Property.

(iii)    The Seller has a valid and enforceable leasehold interest in all Leased Real Property, in each case free and clear of all Liens, other than Permitted Liens. The Leased Real Property constitutes all real property interests of any nature whatsoever used or held for use in the operation of the Seller’s business as currently conducted.

(iv)    The Seller is not subject to any governmental decree or Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority and, to the Knowledge of Seller, no such condemnation, expropriation or taking has been proposed or is contemplated.

(v)    All Taxes (including real and personal property Taxes and assessments and all special assessments, if any) pertaining to the Leased Real Property have been, and will continue to be, paid in full on or before the date that such Taxes fall due, and there are no currently existing delinquencies with respect thereto. The Company has not received any written notice of proposed local improvement charges or special levies with respect to the Leased Real Property.

3.14	Taxes.
(a)    Except as set forth on Schedule 3.14(a), all Tax Returns required to be filed on or before the Closing Date by Seller, including any Tax Returns required to be filed as a result of Seller’s ownership of the Acquired Assets, have been filed within the time and in the manner prescribed by applicable Legal Requirements. All such Tax Returns are true, correct and complete, and all Taxes owed or required to be paid by Seller or with respect to the Acquired Assets (whether or not shown or required to be shown on such Tax Returns) have been paid or remitted by Seller. Seller has filed Tax Returns in all jurisdictions where it is required to file Tax Returns and has not received notice of any claim by any Taxing Authority in any other jurisdiction where Seller does not file Tax Returns that Seller or any Acquired Assets are or may be subject to Taxes in that jurisdiction.
(b)    There are no Liens with respect to Taxes upon any of the Acquired Assets, other than with respect to Permitted Liens.
(c)    No audit or administrative or judicial Tax Action is pending or is currently being conducted with respect to Seller or the Acquired Assets. Seller has not received any communication from any Taxing Authority that caused or should reasonably cause Seller to believe that a Tax audit or assessment is forthcoming. No deficiency for any Taxes has been proposed, or is reasonably expected to be proposed, against Seller or with respect to the Acquired Assets, which deficiency has not been paid in full, and the Seller has no knowledge of any reasonable basis for the assertion of a Tax deficiency against Seller. No issue relating to Seller or with respect to the Acquired Assets or involving any Tax for which Seller might be liable has been resolved in favor of any Taxing Authority in any audit or examination which, by application of the same principles, could reasonably be expected to result in a deficiency for Taxes for any other period.
(d)    Seller is not, and has not been (i) a member of any affiliated group filing or required to file a consolidated, combined, or unitary Tax Return or (ii) a party to or bound by, nor do they have or have they ever had any obligation under, any Tax sharing agreement or similar contract or arrangement. Seller does not have any Liability for the Taxes of any Person (other than Seller) under

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise.

(e)    There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Seller or the Acquired Assets for any Taxable period. No Tax Returns have been or are in the process of being audited or subject to similar examination, and Seller has received no written communication from any Tax Authority that has caused or should reasonably have caused it to believe that an audit is forthcoming. Seller has delivered to Buyer true, complete and correct copies of all Tax Returns, Tax audit reports, and statements of deficiencies for each of the last three Taxable years filed by or issued to or with respect to Seller and the Acquired Assets (or, insofar as such items relate to Seller, by or to any affiliated, consolidated, combined, or unitary group of which Seller was then a member). Schedule 3.14(e) lists all of the jurisdictions (foreign and domestic) in which any Tax is properly payable by any Seller or with respect to the Acquired Assets under applicable Legal Requirements. No written rulings or agreements in respect of any Tax are pending or have been issued by or entered into with any relevant Taxing Authority with respect to Seller or any Acquired Assets.
(f)    Except as set forth on Schedule 3.14(f), Seller has not been and is not currently in violation (with or without notice or lapse of time or both) of any Legal Requirements relating to the payment, collection, or withholding of Taxes, or the remittance thereof, and all withholding and payroll Tax requirements required to be complied with by Seller up to and including the Closing Date have been satisfied.
(g)    Seller is not a party to, and has not participated in any way in a transaction that could be described as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (including, without limitation, any “listed transaction”) or any confidential corporate Tax shelter within the meaning of Treasury Regulation Section 301.6111-2, nor has any Tax item or any Tax strategy that has been derived from or related to any such transaction been reflected in any Tax Return of Seller.
(h)    No Seller has, nor has it ever had, a permanent establishment (as defined in any applicable Tax treaty or convention between the United States and such country) or other Taxable presence in any non-U.S. country. The Acquired Assets do not include any stock or other ownership interests in any foreign or domestic Person.
(i)    Seller has elected to be treated as an “S corporation” (within the meaning of Sections 1361 and 1362 of the Code) for U.S. federal income tax purposes commencing in 1988, its first taxable year, and such election is effective for all Taxable periods of Seller thereafter up to and including the Closing Date. Schedule 3.14(i) sets forth each state or other local jurisdiction for which Seller has made or is treated as having made an S corporation (or similar) election and its effective date, and each such election is effective for all Taxable periods of Seller thereafter up to and including the Closing Date. Neither Buyer nor Seller will be liable for any Tax under Section 1374 of the Internal Revenue Code in connection with the transactions contemplated by this Agreement.

3.15	Environmental Matters.
(a)    Since December 31, 2011, Seller and the Business have been in compliance with all applicable Environmental Laws and Environmental Permits, has maintained all material Environmental Permits required by applicable Environmental Laws for the operation of the Business, and has timely applied for and obtained the renewal of all such Environmental Permits.

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

(b)    Seller has not received (i) any notice from any Governmental Authority regarding any actual or alleged violation of Environmental Laws, or any Liabilities or potential Liabilities for personal injury, property damage or investigatory or cleanup obligations arising under Environmental Laws (including in connection with the disposal of or arrangement for disposal of any Hazardous Substance), or (ii) received notice under the citizen suit provisions of any Environmental Law.
(c)    There has been no Release of any Hazardous Substance on any properties formerly or currently owned, leased or used by Seller that requires investigation, corrective action, cleanup or remediation by, or that has given rise to or would give rise to any Liability of, Seller under any applicable Environmental Laws.
(d)    Seller has not treated, stored, disposed of, arranged for the disposal of, transported, handled, Released, or exposed any Person to, any Hazardous Substance so as to give rise to any Liability.
(e)    Seller has made available to Buyer all environmental assessments, and audits, and all other material environmental, health and safety documents, in the possession, custody or control or Seller or any Seller Stockholder.
(f)    There are not now, nor have there ever been in the past, any underground or above-ground storage tanks or other contaminant facilities of any kind on any real property currently or previously owned or leased by Sellers which contain or ever did contain any Hazardous Substance (including but not limited to fuel oil or diesel fuel).

3.16	Employee Matters.
(a)    Except as set forth on Schedule 3.16(a), (i) Seller is not bound by any collective bargaining agreement with respect to any Employee, (ii) there is no labor strike, work stoppage or lockout pending or, to Seller’s Knowledge, threatened against or by Seller and during the past three years there has been no such action, (iii) no union organization campaign is in progress with respect to any Employee, (iv) to Seller’s Knowledge, there is no unfair labor practice charge or complaint pending or threatened against Seller before the National Labor Relations Board, and (v) there is no pending employment Action before any state or federal court, arbitrator, Equal Employment Opportunity Commission, U.S. Department of Labor or any other applicable Governmental Authority (or, to Seller’s Knowledge, threat of any such Action).

(b)    Seller is in compliance with all applicable Legal Requirements pertaining to employment, employment practices, employment eligibility verification and the employment of labor, including but not limited to all such Legal Requirements relating to employment agreements, labor relations, employee Personal Data, equal employment opportunities, fair employment practices, prohibited discrimination or distinction, consultation and/or information, wages, hours, working time, the retention of records showing time worked and paid, safety and health, workers’ compensation and unemployment compensation, federal Worker Adjustment and Retraining Notification Act, and Consolidated Omnibus Budget Reconciliation Act.

(c)    Schedule 3.16(c) sets forth a complete and correct list, as of five days prior to the Effective Date, of each Employee, and with respect to each such Employee, his or her (i) name; (ii) employer; (iii) title; (iv) location; (v) date of hire and years of service with Seller or such other member of the Controlled Group (including any predecessor); (vi) exempt/non-exempt status; (vii) employment status (i.e., whether full-time, part-time, temporary, etc.); (viii) active/inactive status (and type of leave, if

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

applicable); (ix) accrued but unused paid time off; (x) base compensation or hourly wage rate, commission/bonus and total compensation for 2016 and 2017; and (xi) current annual base salary or hourly wage rate and commission/bonus paid to date. Seller has not increased the total compensation to be paid to any Employee since January 1, 2017, except for increases consistent with historical practices of the Business. Seller shall update Schedule 3.16(c) prior to Closing if necessary in order for such Schedule to be true and correct as of the Closing.
(d)    Seller has not engaged in any facility closure or employee layoff activities since January 1, 2015 that would require notice to be provided under the Worker Adjustment Retraining and Notification Act of 1988 or any similar state or local Legal Requirement related to a mass layoff or facility closure. Schedule 3.16(d) sets forth a complete and correct list of all former employees of Seller whose employment has been terminated within the five years prior to the Effective Date, together with their date of termination and work location. There are no pending or, to Seller’s Knowledge, threatened charges or Actions in connection with the employment or the termination thereof, as the case may be, brought by the employees listed on Schedule 3.16(c) or (d).

(e)    All individuals who perform services for Seller has been classified correctly, in accordance with the terms of each Employee Plan and ERISA, the Code, the Fair Labor Standards Act and all other applicable Legal Requirements, as Employees (including as to overtime exempt or non- exempt), independent contractors or leased employees, and Seller has received no written notice to the contrary from any Person or Governmental Authority.

3.17	Employee Benefit Plans.

(a)    Buyer shall not have any Liability after the Closing under any:

(i)    employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or contributed to by Seller for any of its employees, former employees or directors (or their respective beneficiaries), including without limitation any group insurance or self- insured health plan, severance pay plan, non-qualified deferred compensation plan or retirement plan intended to be qualified under Code Section 401(a) (collectively, the “ERISA Plans”);

(ii)    trust fund maintained by Seller in connection with any such ERISA Plan;

(iii)	“cafeteria plan” (“125 Plan”) governed by Code Section 125; or

(iv)    other plan providing compensation, benefits or perquisites to any employees, former employees, managers, officers or directors (or their respective beneficiaries) of Seller, including without limitation any incentive, bonus, stock option, restricted stock, vacation pay or sick pay plan.

(b)    Except as set forth on Schedule 3.17(b), Seller maintains no group life insurance or health benefit coverage for former employees or directors, other than group life insurance or health benefit coverage mandated by Legal Requirements. Seller has timely complied with all of its “COBRA” obligations under ERISA Section 602 and Code Section 4980B; its obligations under the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended; its obligations under the Family and Medical Leave Act of 1993, as amended; and its respective obligations under applicable state

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

insurance Legal Requirements, in each case with respect to any group life insurance and health benefit continuation coverage to be provided by those of its ERISA Plans and any 125 Plan that provide such benefits; provided, however, that if, in connection with the Closing, Seller terminates all of its ERISA Plans providing benefits subject to such Legal Requirements, including any such plans maintained by any affiliated employer with whom Seller is treated as a single employer under such Legal Requirements, then Seller shall not thereafter be required to comply with such obligations with respect to any of its former employees or their beneficiaries who may previously have become entitled to such continuation coverage, whether or not such employees become employees of Buyer on or after the Closing Date.
(c)    Each Employee Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and all applicable Legal Requirements. All Employee Plans are sponsored by Seller. No Employee Plan is maintained outside of the United States.
(d)    Neither Seller nor any other member of the Controlled Group currently has, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(e)    There is no pending or, to Seller’s Knowledge, threatened assessment, complaint, proceeding, or investigation of any kind in or before any Governmental Authority with respect to any Employee Plan (other than routine claims for benefits), nor, to Seller’s Knowledge, is there any basis for one.

3.18	Intellectual Property Rights.
(a)    Schedule 3.18(a) sets forth a true, correct and complete list (with title or mark, owner, country, registration and application numbers, dates indicated and inventors, as applicable) of all Owned Intellectual Property that has been issued or registered to, or is the subject of a pending application by, the Seller or its Affiliates. All fees associated with maintaining any such Owned Intellectual Property registrations have been paid in full in a timely manner to the proper Governmental Authority. All of such Owned Intellectual Property registrations other than potential copyrights have been duly registered with, filed in or issued by, as the case may be, the applicable Governmental Authority, and such registrations, filings, and issuances have not been abandoned, remain in full force and effect, and, if issued or granted, are valid and enforceable. There are no materials, information, facts, or circumstances that would render any such Owned Intellectual Property registrations invalid or unenforceable, or that would materially affect any pending application for any Owned Intellectual Property registrations. All actions required to record each assignee throughout the entire chain of title of each of the Owned Intellectual Property, including from each inventor of a patent to Seller, with each applicable Governmental Authority up through Closing, have been taken.
(b)    The Business Intellectual Property Rights consist of the Owned Intellectual Property, together with the Intellectual Property Rights that are the subject of the Contracts listed in Schedule 3.19(a)(ii), which comprises all of the Intellectual Property Rights necessary for the Business as of the Effective Date and as of the Closing Date. No Person who has licensed Business Intellectual Property Rights to Seller has ownership or any exclusive rights to any improvements, derivative works and other modifications made by Seller. After giving effect to the transactions contemplated by this Agreement, no Affiliate or current or former partner, director, stockholder, officer, employee or

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

contractor of Seller or any of its Affiliates will own or retain any rights, title or interest in any Business Intellectual Property Rights.
(c)    The operation of the Business, as currently conducted, including the design, development, manufacture, use, import, export, offer for sale, sale, licensing, reproduction, distribution, public display, public performance, creation of derivative works or other exploitation of any Business Product does not infringe, misappropriate, dilute or otherwise violate or conflict with any Intellectual Property Rights of any Person, otherwise violate any rights of any Person (including any right to privacy or publicity), or constitute unfair competition or deceptive trade practices or other violation under the Legal Requirements to which such Business may be subject. Neither Seller nor any of its Affiliates have received any notice from any Person (i) alleging any of the foregoing; (ii) claiming that Seller or any of its Affiliates must license from any Person or refrain from using any Intellectual Property Rights or offering Seller or any of its Affiliates to take a license to avoid any potential claim or disruption; or (iii) challenging the validity, enforceability, patentability, registerability, or Seller’s or its Affiliates’ scope or ownership of any of the Business Intellectual Property Rights. Neither Seller nor any of its Affiliates have requested or received any opinion of counsel regarding any perceived risk or allegation of infringement, misappropriation or other violation or conflict involving any Intellectual Property Rights or the operation of the Business. Seller has made available to Buyer all freedom to operate searches or studies and the results thereof conducted by or on behalf of Seller or any of its Affiliates.
(d)    To Seller’s Knowledge, no Person has infringed, misappropriated, otherwise violated or conflicted with, or is suspected by Seller or any of its Affiliates to be infringing, misappropriating, otherwise violating or conflicting with, any Business Intellectual Property Rights. Except as provided on Schedule 3.18(d), since December 31, 2011, neither Seller nor any of its Affiliates have sent any written notice to any Person alleging that such Person infringed or misappropriated any Business Intellectual Property Right.

(e)    Seller and its Affiliates have taken all commercially reasonable steps to protect and maintain all Business Intellectual Property Rights and to preserve the confidentiality of any trade secrets comprised in Business Intellectual Property Rights and any of their confidential information, in each case at least in accordance with best industry practices. All disclosures by Seller or its Affiliates of their trade secrets or confidential information have been made pursuant to a written Contract that provides reasonable protection for such confidential information and trade secrets.

(f)    No current or former employee of Seller or any of its Affiliates, consultant or contractor has any valid claim of ownership, in whole or in part, to any Business Intellectual Property Rights or derivative works thereof, or has asserted any such claim of ownership or right. Each current and former employee and contractor of Seller or its Affiliates who has contributed to the conception, reduction to practice, creation, authorship or development of any Business Intellectual Property Rights is a party to a valid, enforceable and legally binding Contract (i) assigning to Seller or its Affiliate all right, title and interest in and to such Business Intellectual Property Rights relating to or in the scope of such Person's employment by or engagement with Seller or its Affiliate, and (ii) waiving (subject to limitations of applicable Legal Requirements) any unassignable rights such as moral rights that they may possess in the Business Intellectual Property Rights.

(g)    No funding, facilities or resources of any Governmental Authority, university, academic institution or research center was used in the development of any Business Intellectual Property Right that is material to any Business Product, where, as a result of such funding or use of such facilities or resources: (i) any Governmental Authority, university, educational institution or research center has any valid claim to any right, title or interest (including any “march in” rights) in or to any Business

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

Intellectual Property Rights; (ii) Seller’s or its Affiliates’ ability to enforce, license or exclude others from using any Business Intellectual Property Rights or any Business Product is impaired; or (iii) Seller or any of its Affiliates would be required to repay any funds to the Government Authority, university, academic institution or research center.

(h)    Neither the Seller nor any of its Affiliates are subject to any agreement with any standards body or other similar entity, have participated in any standards-setting activities or joined any standards setting or similar organization, that would obligate the Seller or any of its Affiliates to grant licenses or rights to or otherwise restrict the ability of the Seller or any of its Affiliates or to enforce, license or exclude others from using, any Business Intellectual Property Rights or any Business Products.

(i)    Neither this Agreement nor the transactions contemplated by this Agreement, pursuant to any Contract between Seller or its Affiliate and any other Person, will result in: (1) Buyer or any Affiliate of Buyer granting to any Person any right to or with respect to any Business Intellectual Property Rights owned by, or licensed to, any of them, (2) Buyer or any Affiliate of Buyer being bound by, or subject to, any non-competition or other material restriction on the operation or scope of their respective businesses, respectively, in the absence of this Agreement or the transactions contemplated by this Agreement (3) Buyer or any Affiliate of Buyer being obligated to pay any royalties or other amounts to any Person in excess of those amounts payable by any of them, or (4) the breach, modification, cancellation, termination or suspension of, or acceleration of any payments under, any agreement relating to the Business Intellectual Property Rights (or give rise to any right with respect to any of the foregoing).

(j)    Seller has commercially reasonable security measures and policies in place to protect Confidential Information, Personal Data and proprietary information, including trade secrets, software, databases, systems, networks and Internet sites, held by it from unlawful or unauthorized access, use, modification or disclosure by any Person, and Seller is in material compliance with such measures and policies. To Seller’s Knowledge, no Person has gained unauthorized access to or made any unauthorized use of any confidential information pertaining to Business Intellectual Property Rights, Personal Data or proprietary information maintained by Seller.

3.19	Material Contracts.

(a)    Schedule 3.19 sets forth all Contracts in effect as of the Effective Date and of the type described below (all such Contracts of the type described below, the “Material Contracts”):

(i)    all Contracts for the purchase or lease by Seller of any tooling, dies or other supplies and equipment used in the Business, including the manufacturing, testing, storing or handling of the Business Products;

(ii)    all Contracts under which (i) Seller has been granted rights to or in any Business Intellectual Property Rights from a third party, including such Business Intellectual Property Rights as are: (1) used in or otherwise reasonably necessary for the making, having made, use, selling, offering for sale, export, importation or other use of the Business Products; or (2) otherwise used in or necessary to the conduct of the Business other than commercial off-the-shelf software licensed by Seller that are used solely in connection with the Business’s internal operations and that have not been modified or customized by or for the Business, or (ii) Contracts under which Seller grants any other Person any right or authorization to use any Business Intellectual Property Rights;

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

(iii)    all Contracts (i) prohibiting in any respect Seller from freely (A) engaging or competing (1) in any line of business, (2) in any geographic location or (3) with any Person, or (B) soliciting or hiring any Person, (ii) providing for “meet competition,” “most favored nation” pricing terms or similar rights or (iii) establishing an exclusive sale or purchase obligation with respect to any Person, Business Product or any geographic location;
(iv)    all Contracts relating to Indebtedness guaranteed, incurred or provided by Seller;
(v)    all partnership Contracts, joint venture Contracts or similar types of Contracts involving a sharing of profits, losses, costs or Liabilities with any other Person;
(vi)    any customer Contract (or group of related Contracts) of Seller involving sales of the Business’s products or services in excess of $5,000 per month, or $10,000 in the aggregate;
(vii)    any Contract with a supplier or service provider involving purchases by the Business of products or services in excess of $5,000 per month, or$10,000 in the aggregate;
(viii)    any Contract or group of related Contracts for any single capital expenditure in excess of $50,000;
(ix)    all Contracts related to the Business that are not terminable without penalty by Seller upon 120 days’ or less advance notice;
(x)    all Contracts relating to the disposition or acquisition by Seller of any business other than this Agreement (whether by merger, sale or purchase of assets, sale or purchase of Equity Interests or otherwise) (i) entered into on or after December 31, 2011 or (ii) that contain material surviving obligations of Seller;
(xi)    all (i) Contracts with a Governmental Authority that are related to the Business, including any blanket purchasing agreement or task order issued pursuant to such a Contract, or (ii) subcontracts (at any tier) of Seller that are related to the Business with another Person that holds either a prime contract with a Governmental Authority, a subcontract (at any tier) under such a prime contract, or any teaming agreement with any entity in connection with any Government Contract or the potential award of a Government Contract;
(xii)    all other Contracts that are material to the Acquired Assets or the operation of the Business and not otherwise disclosed pursuant to this Section 3.19; or

(xiii)	any commitment to do any of the foregoing described in clauses
(i)    through (xii).

(b)    Each Material Contract is in full force and effect and is a valid and binding agreement of Seller, as the case may be, and assuming such Material Contract is binding and enforceable against the other parties thereto, is enforceable in accordance with its terms (subject to the General Enforceability Exceptions). Seller is not and, to Seller’s Knowledge, each of the other parties thereto are

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

not, in default or breach under, any of such Material Contracts and no event has occurred which, with or without notice or lapse of time, or both, would constitute such a default or breach. No party to any Material Contract has delivered written notice of termination and, to Seller’s Knowledge, no party has threatened to exercise any termination rights with respect to any Material Contracts. True, correct and complete copies of the Material Contracts, including all amendments, schedules, exhibits and other attachments thereto existing as of the Effective Date, have been made available to Buyer.
3.20    Insurance. Schedule 3.20 contains a complete and correct list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by Seller or otherwise held for the benefit of the Business as of the Effective Date. All such policies are in full force and effect. As of the Effective Date, no notice of cancellation or termination has been received with respect to any such policy. No insurance carrier under any such insurance policy has issued a reservation of rights with regard to or disputed its obligation with respect to any material claim. Such policies are in amounts that are customary, adequate and suitable in relation to Business, assets and Liabilities, and all premiums have been paid in full.

3.21	Title to Assets.
(a)    Seller has good and marketable title to all of the Acquired Assets (including those reflected on the most recent balance sheet included in the Financial Statements, but excluding any such tangible assets and properties sold, consumed, or otherwise disposed of in the ordinary course of business since the date of the most recent balance sheet included in the Interim Financial Statements), free and clear of all Liens, except for Permitted Liens.
(b)    The operations of the Business are conducted solely by Seller and not through any other Person. Assuming a sufficient number of Employees or suitable replacements thereof operate the Business after the Closing, the Acquired Assets are sufficient in all material respects for the continued conduct of the Business after the Closing in substantially the same manner as currently conducted and constitute all of the rights, property and assets used, or intended to be used in the Business and necessary to conduct the Business as currently conducted.
3.22    Affiliate Transactions. Schedule 3.22 sets forth (a) all existing arrangements or relationships between Seller and any of its Affiliates or Representatives (other than an Employee Plan) and (b) any property or right, tangible or intangible, which is owned by an Affiliate or Representative of Seller and used in the operation of the Business (collectively, “Affiliate Transactions”).
3.23    Brokers. Except for Flatirons Capital Advisors, no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Seller or any of its Affiliates in connection with this Agreement or any of the transactions contemplated by the Transaction Documents. Buyer will not have any Liability to any advisor under the terms of any engagement letter or other Contract between the Seller or its Affiliates, on the one hand, and any advisor or any other Representative, on the other hand, including but not limited to Flatirons Capital Advisors.

3.24	Customers and Suppliers.
(a)    Schedule 3.24(a) sets forth (i) the names of the suppliers and vendors from which Seller ordered raw materials, supplies, merchandise and other goods or services during each of the fiscal years ended December 31, 2015 and December 31, 2016 and the seven-month period ended July 31, 2017 (collectively, the “Suppliers”), and (ii) the amount paid to each Supplier during such periods. Seller has not received any notice stating that any Supplier will, and to Seller’s Knowledge, no material Supplier

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

intends to, cease selling to the Business or intends to materially alter the amount of or change the terms of such sales. Seller has not experienced any disruption in supply outside the ordinary course of business since January 1, 2015.

(b)    Schedule 3.24(b) sets forth (i) the names of the customers to which Seller sold Business Products and other goods and services during each of the fiscal years ended December 31, 2015 and December 31, 2016 and the seven-month period ended July 31, 2017 (collectively, the “Customers”), and (ii) the amount paid by each Customer during such periods. Seller has not received any notice stating that any Customer will, and to Seller’s Knowledge, no material Customer intends to, cease purchasing from the Business or intends to materially alter the amount of or change the terms of such purchases.

3.25    Product Liability Claims. Except as set forth on Schedule 3.25, Seller has received no claims, or incurred any uninsured or insured Liability, for or based upon breach of product warranty (other than warranty service and repair claims in the ordinary course of business not material in any amount or significance), strict Liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of Liability, including or resulting in, but not limited to, product recalls, arising from the materials, design, testing, manufacturing, packaging, labeling (including instructions for use), installing, servicing or selling of Business Products or from the provision of its services (hereafter collectively referred to as a “Product Liability”). To the Seller’s Knowledge, there are no unasserted claims for, and no facts exist which could reasonably be expected to result in, a Product Liability.

3.26    Warranties. Seller’s standard form of warranty is set forth on Schedule 3.26. All products manufactured or sold, and all services provided by Seller prior to the Closing Date have complied, and remain in compliance, with all contractual requirements, warranties or covenants, express or implied, applicable thereto, and complied and remain in compliance with all applicable governmental or regulatory specifications therefor and applicable thereto at the time of manufacture or sale. Each of the products produced or sold or services provided by Seller (in the case of products, when produced and sold, and in the case of services, when provided): (i) complied with all then applicable Legal Requirements; and (ii) conformed to any written express or implied warranties, and will continue to comply until the expiration date of such warranties. Seller has not provided any oral warranties, promises or representations with respect to any Business product or service.

3.27    Disclosure. The representations and warranties contained in this ARTICLE III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ARTICLE III not misleading.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1    Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the Legal Requirements of the State of South Dakota and has all requisite power and authority to own, lease and operate its property and assets and to carry on its business as presently conducted.

4.2    Authority, Validity and Enforceability. Buyer has all requisite corporate power and authority or capacity, as applicable, to execute, deliver and perform its respective obligations under this

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the Transaction Documents, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by all required action of Buyer. This Agreement and each of the other Transaction Documents have been duly executed and delivered by Buyer and, assuming due authorization, execution, delivery and performance by Seller and Seller Stockholders, represent the legal, valid and binding obligation of Buyer enforceable against such Parties in accordance with its terms, subject to the General Enforceability Exceptions. No further action on the part of Buyer is or will be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

4.3    No Conflicts. Neither the execution and delivery of this Agreement or any other Transaction Document, the consummation of the transactions contemplated under any Transaction Document, nor the fulfillment of and the performance by Buyer of its obligations hereunder or thereunder will (a) contravene any provision contained in Buyer’s Organizational Documents, (b) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, or constitute a default (with or without the lapse of time, the giving of notice or both) or result in the creation of any Lien under (i) any material Contract or (ii) assuming satisfaction of the requirements set forth in Section 4.4, any Legal Requirement or other restriction of any Governmental Authority to which Buyer is bound or to which Buyer’s assets or properties are subject or (c) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any material obligation of Buyer, which, in the case of clauses (b) and (c) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated by the Transaction Documents.

4.4    Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by the Transaction Documents by Buyer, except for those the failure of which to make or obtain would not individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to perform its respective obligations under this Agreement or to consummate the transactions contemplated by the Transaction Documents.

4.5    Brokers. No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Buyer in connection with this Agreement or any of the transactions contemplated hereby.

ARTICLE V. COVENANTS AND AGREEMENTS

5.1    Access and Information.

(a)    From the Effective Date until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, Buyer will be entitled to access the properties, business and operations of Seller and the Business (including access to the personnel, counsel, accountants, consultants and representatives thereof) and such examination of the books and records of Seller and the Business as Buyer may reasonably request, during normal business hours and upon reasonable advance notice, and, with Seller’s prior permission, Buyer may personally contact Employees, Customers, Suppliers and Representatives selected by Buyer. Seller will cooperate with any such requests for access

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

to the foregoing to the extent such access does not unreasonably interfere with the operations, activities and employees of Seller.

(b)    All information disclosed, whether before or after the Effective Date, pursuant to this Agreement or the other Transaction Documents or in connection with the transactions contemplated by any Transaction Document, or the discussions and negotiations preceding, this Agreement to Buyer (or its Representatives) will be kept confidential by such Persons in accordance with and subject to the Confidentiality Agreement and will not be used by any Person, other than in connection with the transactions contemplated by this Agreement. The Parties agree that notwithstanding anything to the contrary contained in the Confidentiality Agreement, the Confidentiality Agreement will survive from the Effective Date, and only if the Closing occurs, the confidentiality obligations with respect to any Acquired Assets that constitute “confidential information” thereunder will terminate at the Closing.
5.2    Conduct of Business Prior to Closing. From the Effective Date until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, except as (w) otherwise expressly provided herein, (x) expressly consented to in writing by Buyer, (y) set forth on Schedule 5.2 or (z) expressly required by applicable Legal Requirement, Seller and Seller Stockholders will:
(a)    (i) use its commercially reasonable efforts to preserve the present business operations, organization and goodwill of the Business and preserve present relationships with customers, suppliers and employees of the Business and (ii) conduct the Business in the ordinary course consistent with past practice;
(b)    not take or permit any action that, if it had been taken or permitted prior to the Effective Date, would reasonably be expected to result in a breach of any representation or warranty made by Seller or Seller Stockholders in this Agreement;
(c)    not amend its Organizational Documents in any manner that would frustrate the transactions contemplated by this Agreement;
(d)     not merge or consolidate with or otherwise acquire the Equity Interests of any other Person;
(e)    not adopt a plan or complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;
(f)    not sell, pledge, dispose of, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of any assets, other than any sale of finished Product Inventory in the ordinary course of the Business;
(g)    not pledge, dispose of, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumber any Equity Interests in Seller, or issue any subscriptions, options, warrants, calls, contracts, demands, commitments, or convertible securities under which any Seller is obligated to issue any Equity Interests of Seller.
(h)    not take any action that would reasonably be expected to materially increase Taxes with respect to the Business or the Acquired Assets for any taxable period beginning after the Closing Date or the portion of any Straddle Period beginning the day after the Closing Date;
(i)    not waive, release, compromise or settle any pending or threatened Action except for Actions with respect to which an insurer has the sole right to control the decision to settle; or
(j)    agree, commit or offer to or fail to perform any action that results in or legally binds Seller to do any of the foregoing referred to in clauses (a)-(i) of this Section 5.2.

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

5.3	Commercially Reasonable Efforts; Notification of Certain Events.

(a)    Subject to the terms and conditions herein provided, each of the Parties will use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated by this Agreement. Each of the Parties will use its commercially reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of, and to promptly give all notices to and make all filings with, all Governmental Authorities and other Persons that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, including the consents, waivers, approvals and notices referred to in Schedule 3.6. All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to Buyer. Executed counterparts of such consents, waivers and approvals shall be delivered to Buyer promptly after receipt thereof, and copies of such notices shall be delivered to Buyer promptly after the making thereof. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining such authorizations, consents, orders and approvals from third parties that are not Governmental Authorities, no Party will be required to make payments to any Person, provided, that Seller will remain required to make payments required by the terms of any Contract between Seller and such Person.

(b)    Each Party will give prompt written notice to the other of the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation or warranty of Seller or Buyer as the case may be, contained in the Transaction Documents to be untrue or inaccurate in any material respect at any time from the Effective Date to the Closing or that would reasonably be expected to result in the failure to satisfy any of the conditions specified in ARTICLE VI, or otherwise prohibit, condition or delay the Closing. Notwithstanding anything herein to the contrary, in no event will any notice provided under this Section 5.3(b) be deemed to cure any breach of any such representation or warranty for any purpose under this Agreement.

5.4    Public Announcements. The timing and content of all public announcements regarding any aspect of this Agreement or the transactions contemplated hereby will be agreed upon in advance by the Parties; provided that any Party may make any such announcement or disclosure which it in good faith believes, based on advice of counsel, is required by Legal Requirement or securities listing standard (in which case each Party will consult with the other Parties prior to any such announcement or disclosure to the extent reasonably practicable as to the form and content of such disclosure or announcement and will only disclose that information that is required by Legal Requirement based upon advice of counsel).

5.5	Employee Matters.
(a)    Buyer shall offer employment from and after the Closing Date to Heap, Elliott, Dan Lahr, and Tonya Switalski, and may offer such employment to any other Employee that the Buyer may determine in its sole discretion, on such terms and conditions as Buyer may determine in its sole discretion, but Buyer will not be obligated to do so pursuant to this Agreement or for any other reason.
(b)    Seller will terminate the employment of all Transferred Employees, effective immediately prior to the Closing. Buyer shall not and does not assume any of Seller’s employment obligations, wage or salary payment obligations, including without limitation those arising under any pension, profit sharing, deferred compensation, severance, welfare, sick leave, accrued, earned or other vacation, wage or other employee benefit plan, procedure, policy or practice of Seller (“Employment Obligations”) regardless of whether such plan, procedure, policy or practice is disclosed in this Agreement. Seller shall pay or otherwise satisfy, at or prior to the Closing Date, all accrued and unpaid

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

(or unsatisfied) Employment Obligations as of such time, regardless of whether the Employment Obligations are disclosed by Seller or the Seller Stockholders or otherwise mentioned in this Agreement. Buyer shall credit the years of service provided by any Transferred Employees to the Business prior to the Closing for purposes of Buyer’s vacation policy.

(c)    Seller shall cause each Employee who participates in the Seller’s 401(k) Plan (the “401K Plan”) to be fully vested in his or her account balance under such plan, effective as of the Closing Date. Seller shall terminate the 401K Plan on the Closing Date and in connection therewith, comply with any and all Legal Requirements.
(d)    With respect to any bonus or commission plans or programs of Seller or its Affiliates, Seller will pay, or cause to be paid as part of the Employment Obligations, any such bonus or commission amounts that would have been earned, based on the achievement of the applicable performance measures or objectives, through the Closing Date to the applicable Employees on the Closing Date.
(e)    With respect to any sale, transaction, change of control bonuses, severance payments, retention payments or similar payments pursuant to agreements, arrangements or promises entered into or made by Seller or any of its Affiliates prior to the Closing and owed to any Employee that are payable by reason of, or in connection with, the execution of this Agreement or the consummation of the transactions contemplated hereby, Seller will pay such amounts to the applicable Employee on the Closing Date as Employment Obligations.
(f)    With respect to periods after the Closing and as permitted under Q&A-7 of Treasury Regulation Section 4980B-9, Buyer agrees to assume and perform all of Seller’s “COBRA” obligations under Code Section 4980B and ERISA Section 602 to make group health plan continuation coverage available to each of Seller’s M&A qualified beneficiaries (as that term is defined in Q&A-4 of Treasury Regulation Section 4980B-9). Attached hereto as Schedule 5.5(f) is a list, which Seller and Seller Stockholders represent to be true and complete, of such M&A qualified beneficiaries (including their home addresses last known to the Seller and Seller Stockholders) and a brief description of the type of group health plan coverage to which each of them would be entitled if such obligation were retained by Seller and the M&A qualified beneficiary timely elected and paid for such coverage.

(g)    Following the Effective Date, Seller will reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 5.5, including, to the extent permitted by applicable Legal Requirement, exchanging information and data relating to payroll, workers compensation, employee benefits and employee benefit plan coverages, and in obtaining any governmental approvals required hereunder.

(h)    This Agreement is not intended by the Parties to, and nothing in this Section 5.5 or otherwise in this Agreement, whether express or implied, will (i) constitute an amendment to any Employee Plan or any employee benefit plan of Buyer or its Affiliates or (ii) confer on any current or former employee of Seller or any other Person (other than the parties to this Agreement) any rights or remedies (including third-party beneficiary rights).

5.6    Exclusivity. Seller shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Persons (other than Buyer) with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal. From and after the Effective Date until the earlier of Closing or the termination of this Agreement in accordance with ARTICLE VII, Seller Stockholders shall not, and Seller shall not and

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

shall cause its Subsidiaries not to, and shall direct their respective Representatives not to, directly or indirectly, (i) initiate, facilitate, solicit or encourage (including by way of furnishing non-public information), directly or indirectly, inquiries or proposals that constitute, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) initiate, engage or participate in any way with any third party in any discussions or negotiations regarding, or furnish or disclose any non-public information to any third party in connection with, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (except to notify such third party of the existence of the provisions of this Section 5.6), or (iii) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal, or enter into any agreement, arrangement or understanding that would require any Seller Stockholder or Seller to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, it is agreed that any violation of the foregoing restrictions by any Representative, whether or not such Person is purporting to act on behalf of Seller or any of its Subsidiaries, or otherwise, will be deemed to be a breach of this Section 5.6 by Seller, and Seller will cause its Representatives to comply with the terms of this Section 5.6. From and after the Effective Date until the earlier of Closing or the termination of this Agreement, Seller Stockholders and Seller shall promptly (and in any event within one calendar day following and three Business Days prior to providing any such Person with any information) notify Buyer in the event that Seller or Seller Stockholder receives, directly or indirectly: (i) any Acquisition Proposal; (ii) any request for non-public information relating to Seller or its Subsidiaries by any Person that informs Seller, its Subsidiaries or its Representatives that such Person is considering making, or has made, an Acquisition Proposal; or (iii) any request for discussions or negotiations relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the material terms and conditions thereof and the identity of the other party or parties involved.

5.7	Tax Matters.

(a)    Property Taxes (as defined below) with respect to the Acquired Assets attributable to the taxable year of the Closing will be prorated as of the Closing with Seller being liable for such Taxes attributable to the days in the taxable year through the Closing Date and Buyer being liable for such Taxes attributable to days in the taxable year after the Closing Date. Proration of Property Taxes shall be made on the basis of the most recent officially certified Tax valuation and assessment for the Acquired Assets. If such valuation pertains to a Taxable year or period other than that in which the Closing occurs, such proration shall be recalculated at such time as actual Tax bills for such period are available and the parties shall cooperate with each other in all respects in connection with such recalculation and pay any sums due in consequence thereof to the party entitled to recover the same within sixty days after the issuance of such actual Tax bills. Notwithstanding the foregoing, any and all Property Taxes payable under any real property lease as of the Closing shall be prorated in accordance with the terms of such lease as so prorated between landlord and Seller, tenant. For purposes of this Section 5.7(a), “Property Taxes” means ad valorem Taxes, property Taxes, general assessments and special assessments with respect to the Acquired Assets.
(b)    The Buyer will assume and pay all Transfer Taxes incurred, imposed, assessed, or payable against any Party in connection with or as a result of this Agreement. Each Party shall cooperate as reasonably requested to minimize such Transfer Taxes, including with respect to any available exemption from such Transfer Taxes. Each Tax Return with respect to a Transfer Tax shall be prepared by the Party that customarily has primary responsibility for filing such Tax Return pursuant to applicable Legal Requirements.

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

(c)    Each Party will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation, execution and filing of Tax Returns pursuant to this Section 5.7 and any Actions with respect to Taxes. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Returns and Actions and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that in no event will Buyer be required to provide a copy of any Tax Returns of Buyer or its Affiliates to any other Person. Seller agrees (i) to retain all books and records with respect to Tax matters pertinent to the Acquired Assets or the Business relating to any Taxable period beginning before the Closing Date until three months following the expiration of the statute of limitations (and any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, Seller will allow Buyer to take possession of such books and records.
(d)    As promptly as practicable after the 30th Business Day following the determination of the Final Purchase Price pursuant to Section 2.9, Buyer will deliver to Seller and Seller Stockholders an allocation of the Purchase Price (and other applicable amounts for Tax purposes) among the Acquired Assets, in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar U.S. state or local Legal Requirement) (the “Allocation”). The Parties will confer in good faith with a view to agreeing upon an Allocation before finalizing it, but in the event of a dispute that cannot be resolved by negotiation, Buyer’s reasonable judgment will control. Each Party will prepare and file, and cause his or its Affiliates to prepare and file, all Tax Returns on a basis consistent with the Allocation (including IRS Form 8594 and any equivalent U.S. state or local forms) and will take no position, and cause his or its Affiliates to take no position, inconsistent with the Allocation on any Tax Return or in any audit or other Action with respect to Taxes or otherwise. If the Allocation is disputed by any Taxing Authority, the Party receiving notice of the dispute will promptly notify the other Parties of such dispute, and each Party will use its commercially reasonable efforts to defend such Allocation in any audit or other Action and not to settle or otherwise dispose of such audit or other Action without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed).
(e)    Notwithstanding anything to the contrary in this Agreement, each Party will reimburse the other Parties for any Taxes paid by such Party (or any of its Affiliates) that are the responsibility of the other Parties pursuant to this Agreement within ten Business Days after payment of such Taxes.
5.8    Transfer of Certain Funds Received Post-Closing. With respect to any and all amounts received or collected by Seller from and after the Closing (a) attributable to, or in respect of, any Acquired Asset, including the Accounts Receivable, or the Business (other than the Excluded Assets) and
(b) which become the property of Buyer as a result of the consummation of the transactions contemplated by this Agreement, Seller shall provide notice of such receipt or collection to Buyer and pay promptly
(and in any event within five Business Days of their receipt or collection) to Buyer any and all such amounts so received or collected by wire transfer of immediately available funds to an account specified by Buyer or by other means acceptable to Buyer.

5.9	Further Assurances.
(a)    Subject to the terms and conditions of this Agreement, upon the request of Buyer or Seller, each of the Parties will do, execute, acknowledge and deliver all such further acts, assurances,

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the transactions contemplated by this Agreement. Seller shall provide all cooperation reasonably requested by Buyer in connection with any effort by Buyer to establish, perfect, defend, or enforce its rights in or to the Acquired Assets, including executing further consistent assignments, transfers and releases, and causing its Representatives to provide good faith testimony by affidavit, declaration, deposition or other means. Seller will refer all customer inquiries relating to the Business to Buyer from and after the Closing. Seller and Seller Stockholders will, and will cause their respective Affiliates and Representatives to, cooperate and assist Buyer with an orderly transition of the Business and Acquired Assets to Buyer.

(b)    Following the Closing, if an Acquired Asset has not been properly transferred to Buyer or its designee, Seller shall cause all right, title and interest in and to such Acquired Asset to be transferred to Buyer or its designee, and such transfer shall be effected free and clear of any Liens (other than Permitted Liens) and without the requirement for Buyer or its Affiliates to pay any additional consideration or otherwise incur any Liabilities (other than those that would be incurred by any owner of such Acquired Asset as a result of such ownership).

5.10	Insurance.

(a)    Discontinued Products Policy. Seller shall obtain and maintain for a period of five years after the Closing, a discontinued products liability insurance policy insuring against Liabilities with respect to Business Products and services sold by Seller prior to the Closing, upon the terms, conditions and coverage amounts set forth on Schedule 5.10(a) (the “Discontinued Products Policy”).

(b)    Pre-Closing Insurance. With respect to events or circumstances relating to the Acquired Assets, Assumed Liabilities or the Transferred Employees that occurred or existed prior to the Closing that are covered by Seller’s occurrence-based liability insurance policies, the Discontinued Products Policy, or any workers’ compensation insurance policies and/or comparable workers’ compensation self-insurance, state or country programs that are in effect prior to or on the Closing Date (the “Pre-Closing Insurance”), Buyer may make claims under such policies after the Closing, subject to the terms and conditions thereof, and Seller will take such actions as may be requested by Buyer in connection with the tendering of such claims to the applicable insurers under such Pre-Closing Insurance and to provide Buyer with the net proceeds it realizes with respect to such claims. With respect to any open claims against Seller’s insurance policies relating to the Acquired Assets, Assumed Liabilities or Transferred Employees prior to the Closing, Seller shall use its commercially reasonable efforts, at Buyer’s expense, to pursue such claims and obtain such expected proceeds for the benefit of Buyer.

5.11    Access to Records Post-Closing. For a period of six years after the Closing Date, the Parties will afford one another and their respective Representatives reasonable access to all of the books and records related to the Business to the extent that such access may reasonably be required by another Party in connection with Tax or litigation matters (excluding litigation between Buyer or any Affiliate on the one hand, and Seller and Seller Stockholders or any of their respective Affiliates, on the other hand) relating to the Business prior to the Closing Date. Such access shall be afforded upon receipt of reasonable advance notice and during normal business hours, and the requesting Party shall not be responsible for any costs or expenses incurred by it pursuant to this Section 5.11, except for reasonable out-of-pocket expenses incurred by the Party of whom the request was made. If a Party desires to dispose of any of such books and records prior to the expiration of such six-year period, that Party will, prior to such disposition, give the other Parties a reasonable opportunity, at such other Party’ expense, to segregate and remove such books and records as such other Party may select.

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

5.12    Warranty Claims. Commencing on the Closing Date and expiring on the three-year anniversary of the Closing Date, Buyer agrees to perform, on behalf of Seller, warranty service and repair claims arising in the ordinary course of the Business from sales of products and services made by Seller before the Closing Date, so long as they are not material in amount or significance (i.e., not in excess of
$2,500 per warranty service and repair); provided that the labor and overhead costs, materials and out-of- pocket costs to perform such services shall not exceed $20,000 in the aggregate for any Earnout Period (the “Warranty Services”). Buyer does not assume any Liabilities relating to the products and services that gave rise to the need for the Warranty Services, all of which are Retained Liabilities.

ARTICLE VI. CONDITIONS TO CLOSING

6.1    Mutual Conditions. The respective obligations of each Party to consummate, or cause to be consummated, the transactions contemplated by this Agreement, is subject to, at or prior to the Closing, there being no: (i) Legal Requirement of any nature issued by a Governmental Authority of competent jurisdiction that restrains, enjoins or otherwise prohibits, or has the effect of restraining, enjoining or otherwise prohibiting, the transactions contemplated by any Transaction Document from being consummated as herein provided, or (ii) pending Action seeking to prohibit, prevent, make illegal, delay or otherwise interfere with the consummation of any of the transactions contemplated by this Agreement.

6.2    Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement will be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Buyer to the extent permitted by applicable Legal Requirement:

(a)    Palos Verdes. Buyer shall have completed its legal and business due diligence examination of the OHL Contract, the results of which shall be satisfactory, as determined in Buyer’s good faith discretion.

(b)    Representations and Warranties. (i) The Fundamental Representations of Seller and Seller Stockholders shall be true and correct as of the Effective Date and as of the Closing Date, and
(ii)    all other representations and warranties set forth in ARTICLE III shall be true and correct in all material respects (without regard to any qualifications therein as to “materiality” or Material Adverse
Effect, except for purposes of the representations and warranties contained in Section 3.10(a)) as of the Effective Date and as of the Closing Date (or as of the specific date referred to for any representation or warranty which specifically refers to an earlier date).

(c)    Covenants. Seller and Seller Stockholders shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by such Parties under the terms of this Agreement prior to or at Closing.

(d)    Material Adverse Effect. Since the Effective Date, no Material Adverse Effect shall have occurred.

(e)    Receipt of Permits. Buyer shall have received all Permits necessary to operate the Business after the Closing Date as presently conducted.

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

(f)    Transaction Documents. Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents and all other documents and deliveries as are set forth in Section 2.11(a).

(g)    Retention Agreements. Each of the Employees required by Buyer shall have agreed to become Transferred Employees and entered into retention agreements with Buyer or one of its Affiliates, in each case on terms and conditions satisfactory to Buyer in its sole discretion.

(h)    Accrued PTO Obligations. All accrued vacation, sick leave and other paid time off benefits of the Business shall have been paid and discharged by the Seller.

6.3    Conditions to the Obligations of Seller and Seller Stockholders. The obligations of Seller and Seller Stockholders to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by Seller and Seller Stockholders to the extent permitted by applicable Legal Requirement:

(a)    Representations and Warranties. (i) The Fundamental Representations of Buyer shall be true and correct as of the Effective Date and as of the Closing Date and (ii) all other representations and warranties set forth in ARTICLE IV shall be true and correct in all material respects (without regard to any qualifications therein as to “materiality”) as of the Effective Date and as of the Closing Date (or as of the specific date referred to for any representation or warranty which specifically refers to an earlier date).

(b)    Covenants. Buyer shall have performed, in all material respects, all of the covenants and obligations which are to be performed by it under the terms of this Agreement at or prior to the Closing.

(c)    Transaction Documents. Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and all other documents and deliveries as are set forth in Section 2.11(b).

ARTICLE VII. TERMINATION
7.1    Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to Closing:
(a)    by mutual written consent of Buyer and Seller;
(b)    by either Buyer or Seller, if the Closing will not have been consummated on or before the date that is 90 days after the Effective Date (as may be extended pursuant to the terms hereof, the “Termination Date”), unless extended by written agreement of the Parties; provided, however, that the right to terminate this Agreement under this paragraph will not be available to any Party whose failure to fulfill or comply with any obligation or covenant under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date;
(c)    by Buyer (so long as Buyer is not then in material breach of any of its representations, warranties or covenants contained in this Agreement), if a breach of this Agreement by Seller or any Seller Stockholder results or would result in any of the conditions set forth in Section 6.1 or Section 6.2 not being satisfied and such breach cannot be cured or, if curable, remains uncured for a

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

period of 30 days after Seller or the Seller Stockholder, as applicable, has received written notice from Buyer of the occurrence of such breach (or, if earlier, the Termination Date), and such conditions have not been waived by Buyer;

(d)    by Seller or Seller Stockholders (so long as Seller or Seller Stockholders are not then in material breach of any of their representations, warranties or covenants contained in this Agreement), if a breach of this Agreement by Buyer results or would result in any of the conditions set forth in Section 6.1 or Section 6.3 not being satisfied and such breach cannot be cured or, if curable, remains uncured for a period of 30 days after Buyer has received written notice from Seller of the occurrence of such breach (or, if earlier, the Termination Date), and such conditions have not been waived by Seller and Seller Stockholders;

(e)    by any Party, if any Governmental Authority will have issued an Order or Legal Requirement enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or Legal Requirement will have become final and nonappealable, except that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement under this paragraph will not be available to any Party whose failure to fulfill or comply with any obligation or covenant under this Agreement has been the cause of, or resulted in, the issuance of such nonappealable Order or Legal Requirement;

7.2	Effect of Termination. If this Agreement is terminated pursuant to Section 7.1 hereof,
(a) all rights and obligations of the Parties hereunder will terminate and no Party will have any Liability to the other, except for obligations of the Parties in Section 5.4, this Section 7.2, and ARTICLE IX, which will survive the termination of this Agreement and (b) termination will not relieve any Party from
Liability for any intentional or willful breaches of this Agreement prior to the date of such termination. An “intentional or willful breach” means a breach or failure to perform, in each case, that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a breach of this Agreement.

ARTICLE VIII. SURVIVAL; INDEMNIFICATION

8.1    Survival of Representations, Warranties and Covenants. Each of the representations and warranties set forth in this Agreement or in any certificate delivered pursuant to Section 2.11(a)(v) or Section 2.11(b)(iii) will survive the Closing and remain in full force and effect until the date on which the Earnout Payments payable with respect to the Year Three Earnout Period are due and payable (the “Survival Date”), except that the Fundamental Representations will survive the Closing and remain in full force and effect until expiration of the applicable statute of limitations. The covenants will survive the Closing until the Survival Date; provided, however, that any covenant contained in this Agreement that, by its terms, provides for performance following the Closing will survive and continue in full force and effect until such covenant is performed or observed in accordance with its terms. Notwithstanding the foregoing, any representation, warranty or covenant in respect of which indemnity may be sought under this Agreement prior to the Survival Date will survive the time at which it would otherwise terminate pursuant to the preceding sentences if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the party against whom indemnification may be sought prior to such time.

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

8.2	Indemnification.
(a)    Indemnification by Seller and Seller Stockholders. Subject to the limitations expressly set forth in this ARTICLE VIII, from and after the Closing, Seller and Seller Stockholders will jointly and severally indemnify, defend and hold harmless Buyer and its Affiliates, Representatives, equity holders, successors and assigns (all such foregoing Persons, collectively, the “Buyer Indemnitees”) from and against any Losses the Buyer Indemnitees may suffer, sustain or become subject to, arising out of, in connection with or resulting from:
(i)    any breach or inaccuracy of any representation or warranty of Seller or Seller Stockholders contained in this Agreement, any other Transaction Document or in any certificate, instrument or document delivered by Seller or Seller Stockholders pursuant to this Agreement;
(ii)    any breach of any covenant to be performed by Seller or Seller Stockholders pursuant to this Agreement, any other Transaction Document or in any certificate, instrument or document delivered by Seller or Seller Stockholders pursuant to this Agreement;

(iii)	any Excluded Asset or Retained Liability;

(iv)	any items set forth on Schedule 8.2(a)(iv); and
(v)    the assignment by Seller to Buyer of the OHL Contract, and Buyer’s obligations to indemnify OHL USA, Inc. pursuant to that certain letter agreement dated effective July 28, 2017 among Buyer, Seller and OHL USA, Inc. (collectively, the “Special OHL Losses”)
For clarity, Buyer Indemnitees will not be entitled to indemnification under this Agreement for Losses they may suffer, sustain or become subject to, arising out of, in connection with or resulting from Assumed Liabilities.
(b)    Indemnification by Buyer. Subject to the limitations expressly set forth in this ARTICLE VIII, from and after the Closing, Buyer will indemnify, defend and hold harmless Seller and Seller Stockholders, and their successors and assigns (all such foregoing persons, collectively, the “Seller Indemnitees”) from and against any Losses Seller Indemnitees may suffer, sustain or become subject to, arising out of, in connection with or resulting from:
(i)    any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement, any other Transaction Document or in any certificate, instrument or document delivered by Buyer pursuant to this Agreement;
(ii)    any breach of any covenant to be performed by Buyer pursuant to this Agreement, any other Transaction Document or in any certificate, instrument or document delivered by Buyer pursuant to this Agreement; and
(iii)    to the extent not otherwise subject to indemnity pursuant to this Section 8.2, any Assumed Liability.

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

8.3	Limitations on Liability; Calculation of Losses.

(a)    With respect to Losses arising pursuant to Section 8.2(a)(i) or Section 8.2(b)(i), the Buyer Indemnitees or Seller Indemnitees, as applicable, will not be entitled to indemnification under this Agreement until the aggregate amount of Losses for which Seller Indemnitees or the Buyer Indemnitees, as applicable, would be liable thereunder exceeds $50,000 (the “Threshold Amount”), in which case the Buyer Indemnitees or Seller Indemnitees, as applicable, will be entitled to indemnification for the aggregate amount of all Losses, including the Threshold Amount. Seller and Seller Stockholders will not be required to provide indemnification for aggregate Losses under Section 8.2(a)(i) in excess of
$3,000,000. Notwithstanding the foregoing, the limitations on liability provided in this Section 8.3(a) will not apply to indemnification claims with respect to any Fundamental Representation; provided, however, that neither Buyer, on the one hand, nor the Seller and Seller Stockholders, collectively, on the other hand, will be required to provide indemnification for aggregate Losses in excess of the Purchase Price in the absence of fraud or knowing misrepresentation. Notwithstanding any other provision of this
Agreement, no Seller Stockholder shall be required to indemnify the Buyer Indemnitees for Losses exceeding the amount actually received by such Seller Stockholder in the transactions contemplated by this Agreement; provided that such limitation shall not apply to any Seller Stockholder’s fraud, knowing misrepresentation, breach of any covenants herein or breach of the Noncompetition Agreement to which such Seller Stockholder is a party.

(b)    For purposes of determining the amount of any Losses in respect of any breach or inaccuracy of any representation or warranty contained in this Agreement, any express qualifications or limitations set forth in such representation, warranty or covenant as to “materiality,” “Material Adverse Effect” or other words of similar qualification will be disregarded.

8.4	Claims Procedures.

(a)    Notice of Claim. A Person that seeks indemnity under this ARTICLE VIII (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”) promptly after such Indemnified Party receives written notice, in the case of a Third Party Claim, or otherwise becomes aware, in the case of a direct claim, of any such claim, event or matter as to which indemnity may be sought; provided, however, that no delay on the part of an Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced thereby. Any Claim Notice will contain (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party (which estimate is non- binding), and (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party.
(b)    Direct Claims. Within 30 days after delivery of a Claim Notice relating to a claim for indemnification other than a Third Party Claim, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either: (i) agree that the Indemnified Party is entitled to indemnification for all of the Losses at issue in the Claim Notice; or (ii) dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and setting forth any items in the Claim Notice with which the Indemnifying Party agrees. If the Indemnifying Party fails to take either of the foregoing actions within 30 days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice. If the Indemnifying Party delivers an Objection Notice to the Indemnified

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

Party within 30 days after delivery of the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of this Agreement. For the avoidance of doubt, any item or amount set forth in a Claim Notice that is not disputed in the Objection Notice will be deemed to be final, binding and conclusive upon the Parties from and after such time as the Objection Notice is delivered.

(c)	Third Party Claims.
(i)    Subject to paragraphs (iii) and (iv) below, Buyer, in its capacity as either Indemnified Party or Indemnifying Party, will have the right to defend any claim described in a Claim Notice that relates to a claim asserted by a third party (a “Third Party Claim”) with counsel of Buyer’s choice, reasonably satisfactory to Seller in cases where Buyer is the Indemnifying Party, so long as, if Buyer is the Indemnifying Party, (A) Buyer notifies Seller, within 30 days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party, that Buyer is assuming the defense of such Third Party Claim and (B) Buyer conducts the defense of the Third Party Claim in an active, diligent and reasonable manner. If Buyer fails to assume the defense of any Third Party Claim within 30 days after notice thereof is given to the Indemnifying Party by the Indemnified Party, Seller will have the right to undertake the defense of such Third Party Claim (which will be undertaken at the expense and for the account of Buyer only if Buyer is the Indemnifying Party in such matter).
(ii)    So long as the conditions set forth in Section 8.4(c)(i) are and remain satisfied (A) Buyer may conduct the defense of the Third Party Claim in accordance with Section 8.4(c)(i), (ii) Seller may retain separate co-counsel at its sole cost and expense, and (B) where Buyer is the Indemnifying Party, Buyer will not, without the prior written consent of Seller, consent to any admission or the entry of any Order with respect to the matter, or enter into any settlement which (1) imposes an injunction or other equitable relief upon the Indemnified Party, or (2) does not include an unconditional provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto.
(iii)    Notwithstanding paragraphs (i) and (ii) above, Buyer will not be entitled to control (but will be entitled to participate at its own expense in the defense of), and Seller will be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim as to which Buyer fails to assume the defense within 30 days after the Indemnified Party gives notice thereof to the Indemnifying Party.
(iv)    Notwithstanding paragraphs (i) and (ii) above, Seller shall have the right to submit any Third-Party Claim that is solely for monetary damages to its insurer if it reasonably believes that such insurer’s insurance policy will insure and cover in full the Losses subject to such claim. If the insurer agrees to take over such Third-Party Claim in full without any reservation of rights, the Parties agree to permit such insurer to manage the defense of such
Third-Party Claim; provided that Buyer may, at its own expense, participate in such defense to the extent permitted by such insurer.

8.5    Payment of Claim. Subject to the limitations set forth herein, in order to satisfy any indemnification obligations of Seller and Seller Stockholders with respect to any claim for indemnification pursuant to this ARTICLE VIII, a Buyer Indemnitee will have the right to recover indemnifiable Losses that have been incurred (i) first, from the Escrow Deposit pursuant to the terms and conditions of the Escrow Agreement, (ii) second, from any Earnout Payments then due and payable, and

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

(iii)    third, from Seller and Seller Stockholders within three Business Days after demand is made by a Buyer Indemnitee.
8.6    Exclusive Remedy. From and after the Closing, the sole and exclusive remedy of any Indemnified Party with respect to any and all Losses arising in connection with this Agreement will be pursuant to the indemnification obligations set forth in this ARTICLE VIII. The parties will be entitled to injunctive relief or specific enforcement of the provisions of this Agreement pursuant to Section 9.12. To the extent an Indemnified Party is entitled to recover any Losses pursuant to ARTICLE VIII of this Agreement, the Indemnified Party will be permitted to recover such Losses only once without duplication.
8.7    Investigation. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements of Seller and Seller Stockholders in this Agreement, or any document, certificate or other instrument required to be delivered by Seller or Seller Stockholders under this Agreement will not be affected by any investigation conducted by any Indemnified Party or any other Person at any time, or any knowledge acquired (or capable of being acquired) by any Indemnified Party or any other Person at any time, whether before or after the execution and delivery of this Agreement and prior to the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.
8.8    Treatment of Indemnity Payments. Any amount paid for indemnification under this ARTICLE VIII will be treated as an adjustment to the Purchase Price, including for all Tax purposes, except as otherwise required by any Legal Requirement.

ARTICLE IX.
MISCELLANEOUS
9.1    Notices. Any notice, request, instruction, or other document to be given hereunder by any Party to another Party will be in writing and will be delivered personally, by overnight delivery service, by facsimile, by email or sent by certified, registered or express air mail. Notices will be deemed given (i) when delivered, if delivered by hand, (ii) one Business Day after deposited with an overnight delivery service, if delivered by overnight delivery, (iii) upon electronic confirmation of receipt, if faxed during normal business hours (otherwise upon the opening of business on the next Business Day), (iv) upon transmission, if sent by email so long as written notice of such transmission is sent within three Business Days thereafter by another delivery method hereunder confirming such transmission, and (v) five Business Days after mailing if mailed, as follows:
If to Buyer:
Raven Industries, Inc. 205 E. 6th Street
Sioux Falls, SD 57104
Attention: Lon E. Stroschein Telephone: (605) 336-2750 Facsimile:
E-Mail: lon.stroschein@ravenind.com
Raven Industries, Inc. 205 E. 6th Street
Sioux Falls, SD 57104
Attention: Lee Magnuson, General Counsel and Vice President Telephone: (605) 331-0380
Facsimile:
E-Mail: Lee.Magnuson@ravenind.com

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

with a copy to (which will not constitute notice):
Maslon LLP
3300 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402
Attention: William M. Mower Facsimile: (612) 642-8358
Email: william.mower@maslon.com

If to Seller:

Colorado Lining International, Inc. 1062 Singing Hills Road
Parker, CO 80138
Attention: John Heap Telephone: (303) 951-5911
Facsimile: (303) 841-5780
E-mail: JHeap@ColoradoLining.com
with a copy to (which will not constitute notice):

Fairfield and Woods, P.C.
1801 California Street, Suite 2600
Denver, CO 80202
Attention: Peter L. Edwards
Facsimile: (303) 830-1033 Email: pedwards@fwlaw.com
If to Elliott:

Patrick Elliott
6827 East Rustic Drive Parker CO 80138
Email: pelliott@coloradolining.com
If to Heap:

John B. Heap
618 North Pines Trail Parker, CO 80138
E-mail: JHeap@ColoradoLining.com

or to such other address as a Party may notify the other Parties (as provided above) from time to time.

9.2    Exhibits and Schedules. The exhibits hereto and Disclosure Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

9.3    Computation of Time. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder will fall upon a Saturday, Sunday, or any date on which banks in New York City, New York are authorized to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

9.4    Expenses. Except as otherwise provided in this Agreement, regardless of whether the transactions provided for in this Agreement are consummated, each Party will pay its own costs and expenses incident to this Agreement and the transactions contemplated herein.

9.5    Governing Law; Jurisdiction. This Agreement will be governed by, and construed in accordance with, the internal Legal Requirements of the State of South Dakota, without reference to the choice of Legal Requirement or conflict of Legal Requirements principles thereof. The Parties hereby agree and consent to be subject to the exclusive jurisdiction of the state and federal courts located in Sioux Falls, South Dakota, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such Action. In furtherance of the foregoing, each of the Parties (a) waives the defense of inconvenient forum, (b) agrees not to commence any Action arising out of this Agreement or any transactions contemplated hereby other than in any such court, and
(c) agrees that a final judgment in any such Action (including any appeals therefrom) will be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Legal
Requirement.

9.6	Assignment; Successors and Assigns; No Third Party Rights.

(a)    This Agreement may not, without the prior written consent of the other Parties, be assigned, and any attempted assignment will be null and void; provided, however, that Buyer may assign its rights, in whole or in part, to an Affiliate of Buyer upon written notice of same to Seller, which assignment will not relieve Buyer of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives.

(b)    This Agreement will be for the sole benefit of the Parties and their respective successors, permitted assigns and legal representatives and is not intended, nor will it be construed, to give any Person, other than the Parties and their respective successors, permitted assigns and legal representatives, any legal or equitable right, remedy or claim hereunder, except that the Buyer Indemnitees and Seller Indemnitees will be intended third party beneficiaries of ARTICLE VIII.

9.7    Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the Parties, each of which will be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format will be effective as delivery of a manually executed counterpart to this Agreement.

9.8    Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and will not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

9.9    Entire Agreement. This Agreement, including the Exhibits attached hereto, the Disclosure Schedules, the Transaction Documents and the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the matters covered hereby and supersede all previous

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

written, oral or implied understandings among them with respect to such matters, including without limitation the Letter of Intent dated March 3, 2017 by and between Buyer and Seller.

9.10    Severability. The invalidity of any portion hereof will not affect the validity, force or effect of the remaining portions hereof. If it is ever held by any Governmental Authority of competent jurisdiction that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction will be enforced to the maximum extent permitted by Legal Requirement and, to the extent necessary, the Parties will amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the original intent of the Parties.

9.11    No Strict Construction. Each of the Parties acknowledges that this Agreement has been prepared jointly by the Parties, and will not be strictly construed against any Party. As a consequence, the Parties do not intend that the presumptions of any Legal Requirements or rules relating to the interpretation of Contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

9.12    Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. Each Party will be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction and that this will include the right of a Party to cause the other to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Legal Requirement and to thereafter cause this Agreement and the transactions contemplated hereby to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. Such remedies will, however, be cumulative and not exclusive and will be in addition to any other remedies that any Party may have under this Agreement or otherwise. The Parties agree that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Party would have entered into this Agreement. Each of the Parties hereby waives (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (b) any requirement under any Legal Requirement to post a bond or other security as a prerequisite to obtaining equitable relief.
9.13    Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED BY ANY TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY.
9.14    Failure or Indulgence not Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any exercise of any such right preclude any other or further exercise thereof or any other right.
9.15    Amendments. This Agreement may be amended at any time by the Parties. This Agreement may not be amended or modified except by an instrument in writing by the Parties.

* * * * * * *

[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Commission

Exhibit 2.1

IN WITNESS WHEREOF, the Patties have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:

COLORADO LINING INTERNATIONAL, INC.

By:	/s/ John B. Heap
Name: John B. Heap
Title: President

By:	/s/ Patrick Elliot
Name: Patrick Elliot, Individually

By:	/s/ John B. Heap
Name: John B. Heap, Individually

BUYER:

RAVEN INDUSTRIES, INC.

By:	/s/ Steven E. Brazones
Name: Steven E. Brazones
Title: Chief Financial Officer

[Signature Page to Asset Purchase Agreement]